Exhibit 10.2

Execution Version

TERM LOAN CREDIT AGREEMENT

Dated as of May 28, 2026

among

WOODWARD, INC.,
as the Company

THE INSTITUTIONS FROM TIME TO TIME PARTIES HERETO AS LENDERS

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Administrative Agent

BANK OF AMERICA, N.A. and JPMORGAN CHASE BANK, N.A.

as Co-Syndication Agents

HSBC BANK USA N.A., PNC BANK, NATIONAL ASSOCIATION and

U.S. BANK NATIONAL ASSOCIATION

as Co-Documentation Agents

WELLS FARGO SECURITIES, LLC, BOFA SECURITIES, INC., and

JPMORGAN CHASE BANK, N.A.

as Joint Lead Arrangers and Bookrunners

TABLE OF CONTENTS

Section Page

ARTICLE I: DEFINITIONS		1
1.1	Certain Defined Terms	1
1.2	References	33
1.3	Construction	33
1.4	Divisions	33
1.5	Rates	33
1.6	[Reserved]	34
1.7	Covenant Compliance Generally	34
ARTICLE II: TERM LOAN FACILITY		34
2.1	Term Loans	34
2.2	[Reserved]	35
2.3	Rate Options for all Advances; Maximum Interest Periods	35
2.4	Optional Payments	35
2.5	Repayment of Term Loans	35
2.6	Method of Borrowing	36
2.7	Method of Selecting Types and Interest Periods for Advances	36
2.8	Minimum Amount of Each Advance	37
2.9	Method of Selecting Types and Interest Periods for Conversion and Continuation of Advances	37
2.10	Default Rate	38
2.11	Method of Payment	38
2.12	Evidence of Debt	38
2.13	Telephonic Notices	39
2.14	Promise to Pay; Interest and Fees; Interest Payment Dates; Interest and Fee Basis; Taxes	39
2.15	Notification of Advances, Interest Rates, and Prepayments	46
2.16	Lending Installations	46
2.17	Non-Receipt of Funds by the Administrative Agent	46
2.18	Termination Date	46
2.19	Replacement of Certain Lenders	46
2.20	Judgment Currency	47
2.21	[Reserved]	48
2.22	Increase of Aggregate Term Loan Commitment; Incremental Term Loans	48
2.23	[Reserved]	49
2.24	Defaulting Lenders	49

ARTICLE III: [RESERVED]		50
ARTICLE IV: CHANGE IN CIRCUMSTANCES		50
4.1	Yield Protection	50
4.2	Changes in Capital Adequacy Regulations	50
4.3	Changed Circumstances	51
4.4	Funding Indemnification	54
4.5	Lender Statements; Survival of Indemnity	55
ARTICLE V: CONDITIONS PRECEDENT		55
5.1	Closing Date	55
5.2	Each Advance	56
ARTICLE VI: REPRESENTATIONS AND WARRANTIES		57
6.1	Organization; Corporate Powers	57
6.2	Authority; Enforceability	57
6.3	No Conflict; Governmental Consents	58
6.4	Financial Statements	58
6.5	No Material Adverse Change	58
6.6	Taxes	58
6.7	Litigation	58
6.8	Subsidiaries	59
6.9	ERISA	59
6.10	Accuracy of Information	59
6.11	Securities Activities	60
6.12	Compliance with Laws	60
6.13	Assets and Properties	60
6.14	Statutory Indebtedness Restrictions	60
6.15	Labor Matters	60
6.16	Anti-Corruption Laws and Sanctions	60
ARTICLE VII: COVENANTS		61
7.1	Reporting	61
7.2	Affirmative Covenants	63
7.3	Negative Covenants	67
7.4	Financial Covenant	74
ARTICLE VIII: DEFAULTS		74
8.1	Defaults	74
ARTICLE IX: ACCELERATION, DEFAULTING LENDERS; WAIVERS, AMENDMENTS AND REMEDIES		77
9.1	Acceleration	77
9.2	Preservation of Rights	77

9.3	Amendments	78
ARTICLE X: GENERAL PROVISIONS		79
10.1	Survival of Representations	79
10.2	Governmental Regulation	79
10.3	Intentionally Omitted	79
10.4	Headings	79
10.5	Entire Agreement	79
10.6	Several Obligations; Benefits of this Agreement	79
10.7	Expenses; Indemnification	79
10.8	Numbers of Documents	81
10.9	Confidentiality	81
10.10	Severability of Provisions	82
10.11	Non-liability of Lenders	82
10.12	GOVERNING LAW	82
10.13	CONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY TRIAL	82
10.14	Subordination of Intercompany Indebtedness	84
10.15	USA PATRIOT Act	84
10.16	No Duties Imposed on Co-Syndication Agents, Co-Documentation Agents or Arrangers	84
10.17	Accounting	85
10.18	Acknowledgment Regarding Any Supported QFCs	85
10.19	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	87
10.20	Certain ERISA Matters	87
ARTICLE XI: THE ADMINISTRATIVE AGENT		88
11.1	Appointment; Nature of Relationship	88
11.2	Powers	89
11.3	General Immunity	89
11.4	No Responsibility for Loans, Creditworthiness, Recitals, Etc	89
11.5	Action on Instructions of Lenders	89
11.6	Employment of Administrative Agent and Counsel	90
11.7	Reliance on Documents; Counsel	90
11.8	The Administrative Agent’s Reimbursement and Indemnification	90
11.9	Rights as a Lender	90
11.10	Lender Credit Decision	90
11.11	Successor Administrative Agent	91
11.12	No Duties Imposed Upon Arrangers or Agents	91
11.13	Notice of Default	91
11.14	Delegation to Affiliates	92
11.15	Intercreditor Agreement and Subsidiary Guaranties	92
11.16	Erroneous Payments	92

ARTICLE XII: SETOFF; RATABLE PAYMENTS		94
12.1	Setoff	94
12.2	Ratable Payments; Failure to Fund	94
12.3	Application of Payments	94
12.4	Relations Among Lenders	95
ARTICLE XIII: BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS		96
13.1	Successors and Assigns; Designated Lenders	96
13.2	Participations	97
13.3	Assignments	99
13.4	Dissemination of Information	100
13.5	Tax Certifications	100
ARTICLE XIV: NOTICES		100
14.1	Giving Notice	100
14.2	Change of Address	102
14.3	Electronic Communication	102
ARTICLE XV: COUNTERPARTS; ELECTRONIC EXECUTION		102

EXHIBITS AND SCHEDULES

Exhibits

EXHIBIT A	--	Term Loan Commitments (Definitions)
EXHIBIT A-1	--	RFR Payment Offices (Definitions)
EXHIBIT B	--	Form of Borrowing/Election Notice (Section 2.2, Section 2.7 and Section 2.9)
EXHIBIT C	--	[Reserved]
EXHIBIT D	_	Form of Assignment Agreement (Definitions and Section 13.3)
EXHIBIT E	--	[Reserved]
EXHIBIT F	--	List of Closing Documents (Section 5.1)
EXHIBIT G	--	Form of Officer’s Certificate (Sections 5.2 and 7.1(A)(iii))
EXHIBIT H	--	Form of Compliance Certificate (Sections 5.2 and 7.1(A)(iii))
EXHIBIT I-1	--	Domestic Subsidiary Guaranty (Definitions)
EXHIBIT I-2	--	[Reserved]
EXHIBIT J	--	Form of Term Loan Note (If Requested) (Section 2.12(D))
EXHIBIT K	--	Intercreditor Agreement (Definitions)
EXHIBIT L	--	Form of Designation Agreement (Section 13.1(B))
EXHIBIT M-1	--	[Reserved]
EXHIBIT M-2	--	[Reserved]

v

Schedules

Schedule 1.1.1	--	Permitted Existing Indebtedness (Definitions)
Schedule 1.1.3	--	Permitted Existing Liens (Definitions)
Schedule 1.1.4	--	Permitted Existing Contingent Obligations (Definitions)
Schedule 1.1.5	--	[Reserved]
Schedule 3.2	--	[Reserved]
Schedule 6.3	--	Conflicts; Governmental Consents (Section 6.3)
Schedule 6.8	--	Subsidiaries, Significant Domestic Incorporated Subsidiaries; Options and Warrants (Section 6.8)
Schedule 6.9	--	ERISA (Section 6.9)

TERM LOAN CREDIT AGREEMENT

This TERM LOAN CREDIT AGREEMENT, dated as of May 28, 2026, is entered into by and among Woodward, Inc., a Delaware corporation, as the Borrower, the institutions from time to time parties hereto as Lenders, whether by execution of this Agreement or an Assignment Agreement pursuant to Section 13.3, and Wells Fargo Bank, National Association, as Administrative Agent for itself and the other Lenders.

In consideration of the mutual covenants herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I: DEFINITIONS

1.1 Certain Defined Terms. The following terms used in this Agreement shall have the following meanings, applicable both to the singular and the plural forms of the terms defined.

As used in this Agreement:

“2016 Note Agreement” means that certain Note Purchase Agreement, dated as of September 23, 2016, by and among the Company, as the issuer of the 2016 Senior Notes, and the 2016 Senior Noteholders, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“2016 Senior Noteholder” means a Person holding a 2016 Senior Note.

“2016 Senior Notes” means the Series M Senior Notes due September 23, 2026 in an aggregate principal amount of €40,000,000, as the same may be amended, restated, supplemented or otherwise modified from time to time, issued by the Company pursuant to the 2016 Note Agreement.

“2018 Note Agreement” means that certain Note Purchase Agreement, dated as of May 31, 2018, by and among the Company, as the issuer of the 2018 Senior Notes, and the 2018 Senior Noteholders, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“2018 Senior Noteholder” means a Person holding a 2018 Senior Note.

“2018 Senior Notes” means, collectively, (i) the Series Q Senior Notes due May 30, 2027 in an aggregate principal amount of $85,000,000, (ii) the Series R Senior Notes due May 30, 2029 in an aggregate principal amount of $75,000,000, (iii) the Series S Senior Notes due May 30, 2030 in an aggregate principal amount of $75,000,000 and (iv) the Series T Senior Notes due May 30, 2033 in an aggregate principal amount of $80,000,000, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time, issued by the Company pursuant to the 2018 Note Agreement.

“Accounting Changes” is defined in Section 10.17 hereof.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Company or any of its Subsidiaries (other than transactions involving solely the Company and its Subsidiaries) (i) acquires all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage of voting power) of the outstanding Equity Interests of another Person.

“Administrative Agent” means Wells Fargo (or any of its designated branch offices), including its Affiliates and Subsidiaries, in its capacity as contractual representative for itself and the Lenders pursuant to Article XI hereof and any successor Administrative Agent appointed pursuant to and in accordance with Article XI hereof.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Advance” means a borrowing hereunder consisting of the aggregate amount of the several Loans made by the Lenders to the Borrower of the same Type and, in the case of Term RFR Advances, for the same Interest Period.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender” is defined in Section 2.19 hereof.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of greater than or equal to twenty percent (20%) or more of any class of voting securities (or other voting interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of Capital Stock, by contract or otherwise.

“Aggregate Term Loan Commitment” means the aggregate of the Term Loan Commitments of all the Lenders, as may be increased from time to time pursuant to the terms hereof. The initial Aggregate Term Loan Commitment as of the Closing Date is Two Hundred and Fifty Million and 00/100 Dollars ($250,000,000.00).

“Agreement” means this Term Loan Credit Agreement, as it may be amended, restated or otherwise modified and in effect from time to time.

“Agreement Accounting Principles” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus one-half of one percent (0.5%) per annum and (c) Term SOFR for one-month tenor in effect on such day plus 1.00%; each change in the Alternate Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Effective Rate or Term SOFR, as the case may be (provided that clause (c) shall not be applicable during any period in which Term SOFR is unavailable or unascertainable). For the avoidance of doubt, if the Alternate Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Floating Rate Margin” means, as of any date of determination, the rate per annum then applicable to Floating Rate Loans determined in accordance with the provisions of Section 2.14(D)(ii) hereof.

“Applicable RFR Margin” means, as at any date of determination, the rate per annum then applicable to RFR Loans determined in accordance with the provisions of Section 2.14(D)(ii) hereof.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means, as of the Closing Date, Wells Fargo Securities, LLC, BofA Securities, Inc. and JPMorgan Chase Bank, N.A. each in its capacity as a joint lead arranger and joint bookrunner for the loan transaction evidenced by this Agreement.

“Asset Sale” means, with respect to any Person, the sale, lease, conveyance, disposition or other transfer by such Person of any of its assets (including by way of a sale-leaseback transaction, and including the sale or other transfer of any of the Equity Interests of any Subsidiary of such Person) to any Person other than the Company or any of its Subsidiaries other than (i) the sale of inventory in the ordinary course of business, and (ii) the sale or other disposition of any obsolete, excess, damaged, redundant, unnecessary or worn-out equipment disposed of in the ordinary course of business.

“Assignment Agreement” means an assignment and acceptance agreement entered into in connection with an assignment pursuant to Section 13.3 hereof in substantially the form of Exhibit D.

“Augmenting Lender” is defined in Section 2.22 hereof.

“Authorized Officer” means any of the President, Chief Executive Officer, Chief Financial Officer, Senior Vice President of Finance or Treasurer of the Borrower, acting singly.

“Authorized Signer” means any of the President, Chief Executive Officer, Chief Financial Officer, Treasurer, Senior Vice President, Director of Global Treasury or Global Treasury

Manager of the Borrower, acting singly, or such other Person as is authorized or designated in writing to act on behalf of such Person.

“Available Tenor” means, as of any date of determination and with respect to any then-current Benchmark, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 4.3(c)(iv).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or then-current Benchmark for Dollars, then “Benchmark” means, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 4.3(c)(i).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event for any then-current Benchmark, the sum of:

(a) the alternate benchmark rate that has been selected by the Administrative Agent and the Company as the replacement for such Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and

(b) the related Benchmark Replacement Adjustment;

provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Company giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to the then-current Benchmark, the occurrence of one or more of the following events with respect to such Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors (if applicable) of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, with respect to any Benchmark, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, with respect to any then-current Benchmark, the period (if any) (a) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.3(c)(i) and (b) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.3(c)(i).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 CFR § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” means the Company, together with its successors and permitted assigns, including a debtor-in-possession on behalf of such Borrower.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing/Election Notice” is defined in Section 2.7 hereof.

“Business Day” means:

(a) for the purpose of any payment to be made in Dollars, a day other than a Saturday or Sunday on which (i) banks are open in New York, New York for the conduct of substantially all of their commercial lending activities, including the transaction of domestic and foreign exchange business, (ii) interbank wire transfers can be made on the Fedwire system, and (iii) dealings in Dollars are carried on in the London interbank markets; and

(b) for any other purpose, means a day other than a Saturday or Sunday on which banks are open in New York, New York for the conduct of substantially all of their commercial lending activities, including the transaction of domestic and foreign exchange business, and interbank wire transfers can be made on the Fedwire system.

“Capital Stock” means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a limited liability company, membership interests, (iv) in the case of a partnership, partnership interests (whether general or limited) and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; provided, however, that “Capital Stock” shall not include any debt securities convertible into equity securities prior to such conversion.

“Capitalized Lease” of a Person means any lease of property (real, personal or a combination thereof) by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases.

“Cash Equivalents” means (i) marketable direct obligations issued or unconditionally guaranteed by the governments of the United States and backed by the full faith and credit of the United States government; (ii) domestic and eurocurrency certificates of deposit and time deposits, bankers’ acceptances and floating rate certificates of deposit issued by any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies, the long-term indebtedness of which institution at the time of acquisition is rated BBB (or better) by S&P or Fitch or Baa (or better) by Moody’s, and which certificates of deposit and time deposits are fully protected against currency fluctuations for any such deposits with a term of more than ninety (90) days; (iii) shares of money market, mutual or similar funds having assets in excess of $100,000,000 and the investments of which are limited to investment grade securities (i.e., securities rated BBB (or better) by S&P or Fitch or Baa (or better) by Moody’s); and (iv) commercial paper of United States and foreign banks and bank holding companies and their subsidiaries and United States and foreign finance, commercial industrial or utility companies which, at the time of acquisition, are rated A-2 (or better) by S&P, P-2 (or better) by Moody’s, or F-2 (or better) by Fitch; provided that the maturities of such Cash Equivalents (other than as described in clause (iii) above) shall not exceed three hundred sixty-five (365) days from the date of acquisition thereof.

“Cash Netting Trigger Date” means the earlier to occur of (a) the date the 2016 Note Agreement and the 2018 Notes Agreement have all been terminated and all of the 2016 Senior Notes and the 2018 Senior Notes have been paid in full and (b) the date on which any caps on the netting of cash with respect to any leverage ratios in each of the 2016 Notes Agreement and the 2018 Notes Agreement are deleted or otherwise marked as “reserved”.

“Change” is defined in Section 4.2 hereof.

“Change in Law” means (a) the adoption of any law, rule, regulation or treaty (including any rules or regulations issued under or implementing any existing law) after the date of this Agreement, (b) any change in any law, rule, regulation or treaty or in the interpretation, implementation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 4.2, by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, including pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all Capital Stock that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than fifty percent (50%) of the Capital Stock of the Company entitled to vote in the election of members of the board of directors (or equivalent governing body) of the Company on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b) the majority of the board of directors of the Company fails to consist of Continuing Directors.

“Closing Date” means May 28, 2026.

“Co-Syndication Agents” means each of Bank of America, N.A. and JPMorgan Chase Bank, N.A.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Commission” means the Securities and Exchange Commission of the United States of America and any Person succeeding to the functions thereof.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company” means Woodward, Inc., a Delaware corporation.

“Conforming Changes” means, with respect to the use or administration of an initial Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate”, the definition of “Business Day,” the definition of “RFR Business Day”, the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 4.4 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Tax” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise taxes.

“Consolidated Assets” means the total assets of the Company and its Subsidiaries on a consolidated basis (determined in accordance with Agreement Accounting Principles).

“Consolidated Tangible Assets” means, at a particular date, Consolidated Assets, less the value (net of applicable reserves and accumulated amortization) of all goodwill, tradenames, trademarks, patents and other like intangible assets, all as determined in accordance with Agreement Accounting Principles.

“Contaminant” means any pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance, asbestos, polychlorinated biphenyls (“PCBs”), or any constituent of any such substance, and includes but is not limited to these terms as defined in Environmental, Health or Safety Requirements of Law.

“Contingent Obligation”, as applied to any Person, means any Contractual Obligation, contingent or otherwise, providing for the guarantee of, or having the same economic effect as providing a guarantee of, any Indebtedness of another or other obligation or liability of another, including, without limitation, any such Indebtedness, obligation or liability of another directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including Contractual Obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such Indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make payment other than for value received. The amount of any Contingent Obligation shall be equal to the present value of the portion of the obligation so guaranteed or otherwise supported, in the case of known recurring obligations, and the maximum reasonably anticipated liability in respect of the portion of the obligation so guaranteed or otherwise supported assuming such Person is required to perform thereunder, in all other cases; provided that Contingent Obligations shall not include endorsements for collection in the ordinary course of business.

“Continuing Director” means, with respect to any Person as of any date of determination, any member of the board of directors of such Person who (a) was a member of such board of directors on the date of this Agreement, or (b) was nominated for election or elected to such board of directors with the approval of the Continuing Directors who were members of such board at the time of such nomination or election.

“Contractual Obligation”, as applied to any Person, means any provision of any equity or debt securities issued by that Person or any indenture, mortgage, deed of trust, security agreement, pledge agreement, guaranty, contract, undertaking, agreement or instrument, in any case in writing, to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject.

“Controlled Group” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“Credit Party” means the Administrative Agent or any other Lender.

“Customary Permitted Liens” means:

(i) Liens with respect to the payment of taxes, assessments or governmental charges in all cases (i) which are not yet due and payable or (ii) which are being, or will promptly be, contested in good faith by appropriate proceedings properly instituted and diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained, which reserves and provisions shall be maintained in accordance with generally accepted accounting principles as in effect from time to time, if and to the extent that such generally accepted accounting principles so require;

(ii) statutory Liens of landlords and Liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other similar Liens imposed by law created in the ordinary course of business for amounts not yet overdue by more than thirty (30) days or which are being, or will promptly be, contested in good faith by appropriate proceedings properly instituted and diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained, which reserves and provisions shall be maintained in accordance with generally accepted accounting principles as may be in effect from time to time, if and to the extent that such generally accepted accounting principles so require as well as Liens (any retention of title arrangement (Eigentumsvorbehalt) or extended retention of title arrangement (verlängerter Eigentumsvorbehalt)) contractually agreed in the ordinary course of business, arising pursuant to the general terms and conditions of trade counterparties or arising under mandatory law and not as result of an default;

(iii) Liens (other than Environmental Liens and Liens in favor of the IRS or the PBGC) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), including Liens given in order to comply with the German Act on Partial Retirement (Altersteilzeitgesetz) or the German Social Security Code Part IV (Sozialgesetzbuch IV);

(iv) Liens arising with respect to zoning restrictions, easements, encroachments, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar charges, restrictions or encumbrances on the use of real property which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary use or occupancy of the real property or with the ordinary conduct of the business of the Company or any of its Subsidiaries;

(v) Liens of attachment or judgment with respect to judgments, writs or warrants of attachment, or similar process against the Company or any of its Subsidiaries, which do not constitute a Default under Section 8.1(H) hereof;

(vi) any interest or title of the lessor in the property subject to any operating lease entered into by the Company or any of its Subsidiaries in the ordinary course of business;

(vii) Liens on deposits of cash and Cash Equivalents made to secure permitted Indebtedness in connection with Hedging Agreements permitted hereunder;

(viii) Liens in favor of customs and revenues authorities which secure payment of customs duties in connection with the importation of goods; provided such Lien attaches solely to such goods being so imported and in respect of which such duties are owing;

(ix) any interest, Lien or title of a licensor, sublicensor, lessor or sublessor under any license or lease agreement in the property being leased or licensed as permitted hereunder;

(x) Liens which arise under Article 4 of the UCC on items in collection and documents and proceeds related thereto, as arising in the ordinary course of business;

(xi) Liens arising under contracts to sell goods in the ordinary course of business, including pursuant to Article 2 of the UCC;

(xii) rights of setoff or banker’s liens upon deposits of cash in favor of banks or other depository institutions, but not securing any Indebtedness for money borrowed as well as Liens arising under the general terms and conditions of German banks or saving banks (Allgemeine Geschäftsbedingungen der Banken oder Sparkassen) over bank accounts and deposits;

(xiii) rights of third parties to receive assets to be transferred by the Company or any Subsidiary to such third parties pursuant to Asset Sales permitted under this Agreement; and

(xiv) any Liens granted under mandatory law (sections 22, 204 of the German Transformation Act (Umwandlungsgesetz)) in favor of creditors as a consequence of a merger or conversion permitted under this Agreement.

“Daily Simple RFR” means, for any RFR Rate Day, a rate per annum equal to, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to Dollars, the greater of (i) Daily Simple SOFR and (ii) the Floor.

Any change in Daily Simple RFR due to a change in the applicable RFR shall be effective from and including the effective date of such change in the RFR without notice to the Borrower.

“Daily Simple RFR Advance” means an Advance which bears interest at the Daily Simple RFR Rate, as applicable.

“Daily Simple RFR Loan” means a Loan made pursuant to Section 2.1, which bears interest at the Daily Simple RFR Rate, as applicable.

“Daily Simple RFR Rate” means, for any day for any Daily Simple RFR Loan or Advance, a rate per annum equal to the Daily Simple RFR for such day plus the Applicable RFR Margin then in effect.

“Daily Simple SOFR” means, for any day (a “Simple SOFR Rate Day”), a rate per annum equal to the greater of (a) SOFR for the day (such day, a “SOFR Determination Day”) that is five (5) U.S. government securities business days prior to (i) if such Simple SOFR Rate Day is a U.S. government securities business day, such Simple SOFR Rate Day or (ii) if such Simple SOFR Rate Day is not a U.S. government securities business day, the U.S. government securities business day immediately preceding such Simple SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website, and (b) the Floor. If by 5:00 p.m. (Eastern time) on the second (2nd) U.S. government securities business day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website and a benchmark replacement date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding U.S. government securities business day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive Simple SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Daily Simple SOFR Advance” means a Daily Simple RFR Advance which bears interest pursuant to clause (y) of the definition of “Daily Simple RFR”.

“Daily Simple SOFR Loan” means a Daily Simple RFR Loan which bears interest pursuant to clause (y) of the definition of “Daily Simple RFR”.

“Debt Prepayment Application” means, with respect to any Asset Sale of property, the application by the Company or its Subsidiaries of cash in an amount equal to the net proceeds with respect to such Asset Sale to pay Senior Indebtedness of the Company or any of its Subsidiaries (other than (a) Indebtedness owing to the Company, any of the Company’s Subsidiaries or any Affiliate of the Company and (b) Indebtedness in respect of any revolving credit facility except if the commitments under such revolving facility are reduced by a corresponding amount).

“Default” means an event described in Article VIII hereof.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Term Loans, (or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit (except for any obligations under such other agreements subject to a good faith dispute), (c) has failed, within three Business Days after written request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Term Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bail-In Action or Bankruptcy Event.

“Designated Lender” means, with respect to each Designating Lender, each Eligible Designee designated by such Designating Lender pursuant to Section 13.1(B).

“Designating Lender” means, with respect to each Designated Lender, the Lender that designated such Designated Lender pursuant to Section 13.1(B).

“Designation Agreement” is defined in Section 13.1(B).

“Dispositions Covenant Trigger Date” means the date the 2016 Note Agreement and the 2018 Notes Agreement have all been terminated and all of the 2016 Senior Notes and the 2018 Senior Notes have been paid in full.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the Termination Date.

“Dollar” and “$” means dollars in the lawful currency of the United States of America.

“Domestic Incorporated Subsidiary” means a Subsidiary of the Company organized under the laws of a jurisdiction located in the United States of America.

“Domestic Subsidiary Borrower” any Domestic Incorporated Subsidiary that has been designated as a Domestic Subsidiary Borrower under the Revolving Credit Agreement pursuant to

Section 2.23 of the Revolving Credit Agreement and that has not ceased to be a Domestic Subsidiary Borrower pursuant to such Section.

“Domestic Subsidiary Guarantors” means (i) all of the Company’s Significant Domestic Incorporated Subsidiaries as of the Closing Date (other than Woodward Financing LLC) and (ii) all new Significant Domestic Incorporated Subsidiaries which become Domestic Subsidiary Guarantors in accordance with Section 7.2(I).

“Domestic Subsidiary Guaranty” means that certain Subsidiary Guaranty, dated as of May 28, 2026, attached hereto as Exhibit I-1, executed by the Domestic Subsidiary Guarantors in favor of the Administrative Agent, for the ratable benefit of the Lenders (as the same may be amended, restated, supplemented or otherwise modified (including to add new Domestic Subsidiary Guarantors) from time to time), unconditionally guaranteeing all of the indebtedness, obligations and liabilities of the Company arising under or in connection with the Loan Documents.

“EBITDA” means, for any period, on a consolidated basis for the Company and its Subsidiaries, the sum of the amounts for such period, without duplication, of (i) Net Income, plus (ii) Interest Expense to the extent deducted in computing Net Income, plus (iii) charges against income for foreign, federal, state and local taxes to the extent deducted in computing Net Income, plus (iv) depreciation expense to the extent deducted in computing Net Income, plus (v) amortization expense, including, without limitation, amortization of goodwill and other intangible assets to the extent deducted in computing Net Income, plus (vi) any unusual non-cash charges to the extent deducted in computing Net Income, plus (vii) non-cash stock based compensation paid during such period to the extent deducted in computing Net Income, plus (viii) up to $5,000,000 per fiscal year in transaction fees, costs and expenses incurred in connection with the consummation of any acquisition permitted hereunder (or any such acquisition proposed and not consummated) (this language regarding the $5,000,000 amount being required to align this Agreement with the language of the 2016 Note Agreement and the 2018 Note Agreement); provided, that any such fees, costs or expenses are paid within six (6) months after the date incurred, plus (ix) transaction fees, costs and expenses incurred in connection with the consummation of any acquisition permitted hereunder (or any such acquisition proposed and not consummated); provided, that any such fees, costs or expenses are paid within six (6) months after the date the related acquisition is consummated or abandoned, plus, (x) costs, charges, accruals, reserves or expenses attributable to the undertaking and/or implementation of cost savings initiatives or operating expense reductions and similar initiatives, integration, transition, and other restructuring costs, charges, accruals, reserves and expenses (including costs related to the closure or consolidation of facilities and curtailments, consulting and other professional fees, signing costs, retention or completion bonuses, executive recruiting costs, relocation expenses, severance payments and modifications to, or losses on settlement of, pension and post-retirement employee benefit plans); provided that the aggregate amount included in EBITDA pursuant to this clause (x) of this definition of EBITDA for the cash portion of any such costs, charges, accruals, reserves or expenses during any period shall not exceed (i) prior to the EBITDA Trigger Date, 10% of EBITDA and (ii) on and after the EBITDA Trigger Date, 20% of EBITDA, in each case, in the aggregate for any Last Twelve-Month Period (calculated prior to giving effect to any adjustment pursuant to this clause (x)) plus (xi) any costs, charges, accruals, reserves or expenses attributable to or associated with any restructuring, severance and/or reorganizational costs and expenses

(including any such restructuring charges related to Acquisitions and other similar Investments permitted hereunder), minus (xii) any unusual non-cash gains to the extent added in computing Net Income; (provided, further, clauses (viii), (ix), (x) and (xi) of this definition of “EBITDA” shall be effective only to the extent that the Administrative Agent shall have received evidence satisfactory to it that (A) each such clause is included in the definition of “EBITDA” set forth in the 2016 Note Agreement and the 2018 Note Agreement (it being acknowledged that such clauses (viii) and (x)(i) only are so included in the 2016 Note Agreement and the 2018 Note Agreement as of the Closing Date) or (B) the 2016 Note Agreement and the 2018 Note Agreement have been terminated and all of the 2016 Senior Notes and the 2018 Senior Notes have been paid in full (the “EBITDA Trigger Date”)). EBITDA shall be calculated on a pro forma basis giving effect to Acquisitions and Asset Sales on a last twelve (12) months’ basis using, for any such Acquisition, historical financial statements containing reasonable adjustments satisfactory to the Administrative Agent, broken down by fiscal quarter in the Company’s reasonable judgment; provided, however, the Company may elect not to calculate EBITDA on such pro forma basis to the extent that GAAP does not require any such Acquisition or Asset Sale to be reflected in the Company’s financial statements on a pro forma basis.

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the United States Securities and Exchange Commission.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any credit institution or investment firm established in any EEA Member Country.

“Electronic Record” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Electronic Signature” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Eligible Designee” means a special purpose corporation, partnership, trust, limited partnership or limited liability company that is administered by the respective Designating Lender or an Affiliate of such Designating Lender and (i) is organized under the laws of the United States of America or any state thereof, (ii) is engaged primarily in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and (iii) issues (or the parent of which issues) commercial paper rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s.

“Environmental, Health or Safety Requirements of Law” means all Requirements of Law derived from or relating to foreign, federal, state and local laws or regulations relating to or addressing pollution or protection of the environment, or protection of worker health or safety, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq., and the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., in each case including any amendments thereto, any successor statutes, and any regulations or guidance promulgated thereunder, and any state or local equivalent thereof.

“Environmental Lien” means a lien in favor of any Governmental Authority for (a) any liability under Environmental, Health or Safety Requirements of Law, or (b) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

“Environmental Property Transfer Act” means any applicable requirement of law that conditions, restricts, prohibits or requires any notification or disclosure triggered by the closure of any property or the transfer, sale or lease of any property or deed or title for any property for environmental reasons, including, but not limited to, any so-called “Industrial Site Recovery Act” or “Responsible Property Transfer Act.”

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

“ERISA Event” means (a) a Reportable Event, (b) the failure with respect to any Single Employer Plan to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Single Employer Plan, (d) the incurrence by the Company or any other member of the Controlled Group of any liability under Title IV of ERISA with respect to the termination of any Single Employer Plan, (e) the receipt by the Company or any other member of the Controlled Group from the PBGC or a plan administrator of any notice relating to an intention to terminate any Single Employer Plan or Single Employer Plans or to appoint a trustee to administer any Single Employer Plan, (f) the incurrence by the Company or any other member of the Controlled Group of any liability with respect to the withdrawal or partial withdrawal from any Single Employer Plan or Multiemployer Plan, or (g) the determination that any Single Employer Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA) or (h) the receipt by the Company or any other member of the Controlled Group of any notice, or the receipt by any Multiemployer Plan from the Company or any other member of the Controlled Group of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Title IV of ERISA or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA).

“Erroneous Payment” has the meaning assigned thereto in Section 11.16(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned thereto in Section 11.16(d).

“Erroneous Payment Return Deficiency” has the meaning assigned thereto in Section 11.16(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor thereto), as in effect from time to time.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Company or any Subsidiary hereunder, (a) income or franchise taxes, in each case (i) imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above, (c) in the case of any Non-U.S. Lender (as defined in Section 2.14(E)(vi) hereof), any United States withholding tax that (i) is resulting from any law in effect on the date such Non-U.S. Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to any withholding tax pursuant to Section 2.14(E), or (ii) is attributable to such Non-U.S. Lender’s failure to comply with Section 2.14(E)(vi), and (d) any U.S. federal withholding taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the Federal Funds Effective Rate for such day shall be the average of the quotation for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent. Notwithstanding the foregoing, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letters” means each of the following fee letters, as each may be amended, restated, supplemented or otherwise modified from time to time: (i) the Fee Letter among the Company, Wells Fargo and Wells Fargo Securities, LLC, dated as of April 29, 2026, and (ii) the Fee Letter between the Company and BofA Securities, Inc., dated as of the date hereof.

“Fitch” means Fitch Investors Service, L.P., together with its successors and assigns.

“Fixed-Rate Loan” means any Term RFR Loan bearing a fixed rate of interest for the applicable Interest Period.

“Floating Rate” means, for any day for any Loan or Advance, a rate per annum equal to the Alternate Base Rate for such day, changing when and as the Alternate Base Rate changes, plus the Applicable Floating Rate Margin then in effect.

“Floating Rate Advance” means an Advance which bears interest at the Floating Rate.

“Floating Rate Loan” means a Loan, or portion thereof, which bears interest at the Floating Rate.

“Floor” means a rate of interest equal to 0%.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Incorporated Subsidiary.

“Foreign Subsidiary Borrower” means Woodward Aken, Woodward Swiss and any other Foreign Subsidiary that has been designated as a Foreign Subsidiary Borrower under the Revolving Credit Agreement pursuant to Section 2.23 of the Revolving Credit Agreement and that has not ceased to be a Foreign Subsidiary Borrower pursuant to such Section.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Governmental Acts” is defined in Section 3.10(A) hereof.

“Governmental Authority” means any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

“Hedging Agreements” is defined in Section 7.3(J) hereof.

“Hedging Arrangements” is defined in the definition of “Hedging Obligations” below.

“Hedging Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired

(including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, commodity prices, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants or any similar derivative transactions (“Hedging Arrangements”), and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

“Increasing Lender” is defined in Section 2.22 hereof.

“Incremental Term Loan” is defined in Section 2.22 hereof.

“Incremental Term Loan Amendment” is defined in Section 2.22 hereof.

“Indebtedness” of a person means, without duplication, such Person’s (i) obligations for borrowed money, including, without limitation, subordinated indebtedness, (ii) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such person’s business payable on terms customary in the trade and other than earn-outs or other similar forms of contingent purchase prices), (iii) obligations, whether or not assumed, secured by Liens on or payable out of the proceeds or production from property or assets now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) Capitalized Lease Obligations, (vi) Contingent Obligations with respect to the Indebtedness of other Persons, (vii) obligations with respect to drawn letters of credit, (viii) Off-Balance Sheet Liabilities, (ix) Receivables Facility Attributed Indebtedness, (x) Disqualified Stock, and (xi) net Hedging Obligations. The amount of Indebtedness of any Person at any date shall be without duplication (i) the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of any such Contingent Obligations at such date and (ii) in the case of Indebtedness of others secured by a Lien to which the property or assets owned or held by such Person is subject, the lesser of the fair market value at such date of any asset subject to a Lien securing the Indebtedness of others and the amount of the Indebtedness secured. Notwithstanding the foregoing, the term “Indebtedness” shall not include (i) deferred or prepaid revenue and (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller.

“Indemnified Matters” is defined in Section 10.7(B) hereof.

“Indemnitees” is defined in Section 10.7(B) hereof.

“Initial Obligor Group” means each member of the Obligor Group as of the Closing Date.

“Intercreditor Agreement” means the Second Amended and Restated Intercreditor Agreement, dated as of July 10, 2013 (the form of which is attached hereto as Exhibit K), by and among the Administrative Agent, the 2016 Senior Noteholders, the 2018 Senior Noteholders and any other credit provider to the Company which may become party thereto from time to time, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Interest Expense” means, without duplication, for any period, the total interest expense of the Company and its consolidated Subsidiaries, whether paid or accrued (including the interest component of Capitalized Leases, commitment, facility and letter of credit fees, Off-Balance Sheet Liabilities and net payments or receipts (if any) pursuant to Hedging Arrangements relating to interest rate protection), all as determined in conformity with Agreement Accounting Principles.

“Interest Period” means, as to any Term RFR Loan, the period commencing on the date such Loan is disbursed or converted to or continued as a Term RFR Loan, as applicable, and ending on the date one (1), three (3) or six (6) months thereafter, in each case as selected by the Borrower in its Borrowing/Election Notice and subject to availability; provided that:

(a) the Interest Period shall commence on the date of advance of or conversion to any Term RFR Loan, as applicable, and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

(b) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(c) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

(d) no tenor that has been removed from this definition pursuant to Section 4.3(c)(iv) shall be available for specification in any Borrowing/Election Notice.

“IRS” means the Internal Revenue Service and any Person succeeding to the functions thereof.

“Joint Venture” means any Person in which the Company and its Subsidiaries, collectively, own up to (but not more than) 50% of the Capital Stock thereof.

“Last Twelve-Month Period” means, with respect to any fiscal quarter, the four-fiscal quarter period ending on the last day of such fiscal quarter.

“Lenders” means the lending institutions listed on the signature pages of this Agreement or parties to Assignment Agreements delivered pursuant to Section 13.3, and each of their respective successors and assigns.

“Lending Installation” means, with respect to a Lender or the Administrative Agent, any office, branch, subsidiary or affiliate of such Lender or the Administrative Agent. For the avoidance of doubt, a Lending Installation shall be deemed to be a Lender for purposes of this Agreement.

“Leverage Ratio” is defined in Section 7.4 hereof.

“Leverage Ratio Increase Requirements” means, in connection with any request by the Company to increase the maximum Leverage Ratio permitted under Section 7.4 as described therein, the following:

(i) the Company delivers such request in writing to the Administrative Agent at least three (3) Business Days prior to the date on which such request is to be given effect;

(ii) such request is delivered in connection with an Acquisition that meets the following criteria: (1) such Acquisition is for net consideration of at least $50,000,000, and (2) the Leverage Ratio exceeds 3.00 to 1.00 after giving effect to such Acquisition (as demonstrated by the Company on a pro forma basis to the Administrative Agent’s satisfaction);

(iii) the maximum permitted leverage ratio under each of the 2016 Note Agreement and the 2018 Note Agreement is at least equal to the maximum Leverage Ratio as increased pursuant to the conditions set forth herein (and continues to be at least equal to such increased maximum Leverage Ratio for the duration of the increase); and

(iv) if the Leverage Ratio has previously been increased as permitted under Section 7.4, then immediately prior to such request to increase the maximum Leverage Ratio, the maximum Leverage Ratio in effect pursuant to Section 7.4 was not in excess of 3.50 to 1.00 for the two fiscal quarters most recently ended.

“Lien” means any lien (statutory or other), mortgage, land charge, pledge, hypothecation, assignment, security transfer, deposit arrangement, encumbrance or preference, priority or security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease, retention of title arrangement (Eigentumsvorbehalt), extended retention of title arrangement (verlängerter Eigentumsvorbehalt) or other title retention agreement).

“Loan(s)” means, with respect to a Lender, such Lender’s portion of any Advance made pursuant to Section 2.1 hereof, as applicable, whether made or continued as or converted to Floating Rate Loans, Daily Simple RFR Loans, or Fixed-Rate Loans.

“Loan Account” is defined in Section 2.12(A) hereof.

“Loan Documents” means this Agreement, any promissory notes executed pursuant to Section 2.12(D), the Domestic Subsidiary Guaranty, the Intercreditor Agreement, and all other documents, instruments, notes and agreements executed in connection therewith or contemplated thereby, in each case, as the same may be amended, restated or otherwise modified and in effect from time to time.

“Margin Stock” shall have the meaning ascribed to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect upon (a) the business, financial condition, operations, assets, or properties of the Company and its Subsidiaries, taken as a whole, (b) the ability of the Company or any of its Subsidiaries to perform its material obligations under the Loan Documents, or (c) the ability of the Lenders or the Administrative Agent to enforce the material Obligations.

“Moody’s” means Moody’s Investors Service, Inc., together with its successors and assigns.

“Multiemployer Plan” means a “Multiemployer Plan” as defined in Section 4001(a)(3) of ERISA which is, or within the immediately preceding six (6) years was, contributed to by either the Company or any member of the Controlled Group or with respect to which the Company would reasonably be expected to have liability (including liability on behalf of any member of the Controlled Group).

“Net Domestic Indebtedness” means, as of any date of determination, the excess, if any, of (i) Indebtedness of the Company, its Domestic Incorporated Subsidiaries and its Foreign Subsidiaries that are not Foreign Subsidiary Borrowers as of such date over (ii) the Unrestricted Domestic Cash Amount as of such date.

“Net Foreign Subsidiary Borrower Indebtedness” means, as of any date of determination, the excess, if any, of (i) Indebtedness of the Foreign Subsidiary Borrowers as of such date over (ii) the Unrestricted Foreign Subsidiary Borrower Cash Amount as of such date.

“Net Income” means, for any period, the net income (or loss) after taxes of the Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with Agreement Accounting Principles; provided, that (i) no income (or loss) of any Joint Venture shall be included in Net Income other than cash dividends or other distributions actually paid to Company or any of its Subsidiaries by such Joint Venture during such period, and (ii) there shall be excluded from Net Income the income of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

“Net Indebtedness” means, as of any date of determination, the sum of Net Foreign Subsidiary Borrower Indebtedness and Net Domestic Indebtedness.

“Obligations” means all Loans, advances, debts, liabilities, obligations, covenants and duties owing by the Company or any of its Subsidiaries to the Administrative Agent, any Lender, the Arrangers, any Co-Syndication Agent, any Affiliate of the Administrative Agent or any Lender, or any Indemnitee, of any kind or nature, present or future, arising under this Agreement, the Domestic Subsidiary Guaranty, or any other Loan Document, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired.

“Obligor Group” means (a) the Borrower and (b) the Subsidiary Guarantors.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Off-Balance Sheet Liabilities” of a person means (a) any Receivables Facility Attributed Indebtedness and repurchase obligations or liabilities of such Person or any of its Subsidiaries with respect to Receivables or notes receivable sold by such Person or any of its Subsidiaries, (b) any liabilities of such Person or any of its Subsidiaries under any sale and leaseback transactions which do not create liabilities on the consolidated balance sheet of such Person, (c) any liabilities of such Person or any of its Subsidiaries under any financing lease or so-called “synthetic” lease transaction, or (d) any obligations of such Person or any of its Subsidiaries arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which, in the case of the foregoing clauses (a) through (d), does not constitute a liability on the consolidated balance sheets of such Person and its Subsidiaries.

“Other Connection Taxes” means, with respect to the Administrative Agent or any Lender, Taxes imposed as a result of a present or former connection between such Person and the jurisdiction imposing such Tax (other than connections arising from such Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” is defined in Section 2.14(E)(ii) hereof.

“Outbound Investment Rules” means the regulations administered and enforced by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation, and as codified at 31 C.F.R. § 850.101 et seq.

“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate and (b) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a Subsidiary.

“Participant Register” is defined in Section 13.2(A) hereof.

“Participants” is defined in Section 13.2(A) hereof.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 25, 2001)).

“Payment Date” means the last Business Day of each March, June, September and December and the Termination Date.

“Payment Recipient” has the meaning assigned thereto in Section 11.16(a).

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Existing Contingent Obligations” means the Contingent Obligations of the Company and its Subsidiaries identified as such on Schedule 1.1.4 to this Agreement.

“Permitted Existing Indebtedness” means the Indebtedness of the Company and its Subsidiaries identified as such on Schedule 1.1.1 to this Agreement.

“Permitted Existing Liens” means the Liens on assets of the Company and its Subsidiaries existing on the Closing Date and, other than any such Liens which individually or in the aggregate secure obligations not exceeding $10,000,000 in the aggregate, which are identified as such on Schedule 1.1.3 to this Agreement.

“Permitted Refinancing Indebtedness” means any replacement, renewal, refinancing or extension of any Indebtedness permitted by this Agreement that (i) does not exceed the aggregate maximum principal amount of and maximum unused commitments under (in each case, giving effect to any permitted increases expressly provided for therein), and accrued interest and any applicable premium and associated fees and expenses of, the Indebtedness being replaced, renewed, refinanced or extended, (ii) does not have a Weighted Average Life to Maturity at the time of such replacement, renewal, refinancing or extension that is less than the Weighted Average Life to Maturity of the Indebtedness being replaced, renewed, refinanced or extended, (iii) does not rank at the time of such replacement, renewal, refinancing or extension senior to the Indebtedness being replaced, renewed, refinanced or extended, and (iv) does not contain terms (including, without limitation, terms relating to security, covenants, subordination, event of default and remedies) materially less favorable to the Company than those applicable to the Indebtedness being replaced, renewed, refinanced or extended.

“Person” means any individual, corporation, firm, enterprise, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company or other entity of any kind, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee benefit plan defined in Section 3(3) of ERISA in respect of which the Company or any of its Subsidiaries is an “employer” as defined in Section 3(5) of ERISA (but excluding Multiemployer Plans).

“Pricing Grid Leverage Ratio” means the Leverage Ratio; provided, that when determining the Unrestricted Domestic Cash Amount and Unrestricted Foreign Subsidiary Borrower Cash Amount components thereof, up to $200,000,000 in the aggregate may be deducted in the calculation of Net Domestic Indebtedness and Net Foreign Subsidiary Borrower Indebtedness (as opposed to the individual $20,000,000 limitations prior to the Cash Netting Trigger Date that are otherwise set forth in such definitions).

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Wells Fargo as its prime rate in effect at its principal office; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. The parties hereto acknowledge that the rate announced publicly by Wells Fargo as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Pro Rata Share” means, with respect to any Lender, the percentage obtained by dividing (x) such Lender’s Term Loan Commitment at such time (in each case, as adjusted from time to time in accordance with the provisions of this Agreement) by (y) the Aggregate Term Loan Commitment at such time; provided, however, if all of the Term Loan Commitments are terminated pursuant to the terms of this Agreement, then “Pro Rata Share” means the percentage obtained by dividing (x) such Lender’s Term Loans (in each case, as adjusted from time to time in accordance with the provisions of this Agreement), by (y) the aggregate outstanding amount of all Term Loans. Notwithstanding the foregoing, in the case of Section 2.24, when a Defaulting Lender shall exist, each Defaulting Lender’s Term Loan Commitment and Term Loans shall be disregarded as contemplated by Section 2.24 when determining “Pro Rata Share” hereunder.

“Property Reinvestment Application” means, with respect to any Asset Sale of property, the application of an amount equal to the net proceeds received with respect to such Asset Sale to the acquisition by the Company or any Subsidiary of property of a similar nature (excluding, for the avoidance of doubt, cash or Cash Equivalents), and of at least equivalent fair market value to the property subject to such Asset Sale, to be used in the ordinary course of business of such Person.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Purchasers” is defined in Section 13.3(A).

“Rate Option” means the Daily Simple RFR Rate, Term RFR Rate or the Floating Rate, as applicable.

“Receivable(s)” means and includes all of the Company’s and each Subsidiary’s presently existing and hereafter arising or acquired accounts, accounts receivable, and all present and future rights of the Company or such Subsidiary to payment for goods sold or leased or for services rendered in the ordinary course of the Company’s or such Subsidiary’s business (except those evidenced by instruments or chattel paper), whether or not they have been earned by performance, and all rights in any merchandise or goods which any of the same may represent, and all rights, title, security and guarantees with respect to each of the foregoing, including, without limitation, any right of stoppage in transit.

“Receivables Facility Attributed Indebtedness” means the amount of obligations outstanding under a receivables purchase facility on any date of determination that would be characterized as principal if such facility were structured as a secured lending transaction rather than as a purchase; provided that, in no event shall any invoice sale without recourse be deemed Receivables Facility Attributed Indebtedness.

“Register” is defined in Section 13.3(D) hereof.

“Regulation T” means Regulation T of the FRB as from time to time in effect and any successor or other regulation or official interpretation of said FRB relating to the extension of credit by and to brokers and dealers of securities for the purpose of purchasing or carrying margin stock (as defined therein).

“Regulation U” means Regulation U of the FRB as from time to time in effect and any successor or other regulation or official interpretation of said FRB relating to the extension of credit by banks, non-banks and non-broker lenders for the purpose of purchasing or carrying Margin Stock applicable to member banks of the Federal Reserve System.

“Regulation X” means Regulation X of the FRB as from time to time in effect and any successor or other regulation or official interpretation of said FRB relating to the extension of credit by foreign lenders for the purpose of purchasing or carrying margin stock (as defined therein).

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including the movement of Contaminants through or in the air, soil, surface water or groundwater.

“Relevant Governmental Body” means the FRB or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York, or any successor thereto.

“Replacement Lender” is defined in Section 2.19 hereof.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Single Employer Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days after such event occurs.

“Required Lenders” means, at any time, Lenders (other than Defaulting Lenders) having Term Loan Obligations representing more than 50% of the sum of the total Term Loan Obligations at such time.

“Requirements of Law” means, as to any Person, the charter and by-laws or other organizational or governing documents of such Person, and any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject including, without limitation, the Securities Act, the Securities Exchange Act of 1934, Regulations T, U and X, ERISA, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, Americans with Disabilities Act of 1990, rules, regulations and executive orders administered and enforced by OFAC, and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or permit or environmental, labor, employment, occupational safety or health law, rule or regulation, including Environmental, Health or Safety Requirements of Law.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Revolving Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of the date hereof (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time), by and among, inter alios, the Company, the Subsidiary Borrowers (as defined therein) from time to time parties thereto, the lenders from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent for itself and the other lenders.

“RFR” means Daily Simple SOFR or Term SOFR, as applicable.

“RFR Advance” means a Term RFR Advance or Daily Simple RFR Advance, as the context may require.

“RFR Business Day” means, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; provided, that such day is also a Business Day.

“RFR Loan” means a Daily Simple RFR Loan or a Term RFR Loan, as the context may require.

“RFR Payment Office” means, any agency, branch or Affiliate of the Administrative Agent, specified as the “RFR Payment Office” on Exhibit A-1 hereto or such other agency, branch, Affiliate or correspondence bank of the Administrative Agent, as it may from time to time specify to the Borrower and each Lender as its RFR Payment Office.

“RFR Rate Day” means any day pursuant to which any calculation of Daily Simple RFR is made.

“S&P” means Standard and Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, together with its successors and assigns.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any comprehensive Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, and the Crimea, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic regions of Ukraine and the non-government controlled areas of Kherson and Zaporizhzhia regions of Ukraine).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state or the United Kingdom, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state or the United Kingdom.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Securities Exchange Act of 1934” means the Securities Exchange Act of 1934, as amended from time to time.

“Senior Indebtedness” means all Indebtedness evidenced by the 2016 Senior Notes and the 2018 Senior Notes and all other Indebtedness of the Company or its Subsidiaries for money borrowed ranking pari passu or senior in right of payment with the Indebtedness evidenced by the 2016 Senior Notes, the 2018 Senior Notes and the guaranties thereof.

“Significant Domestic Incorporated Subsidiary” means any Domestic Incorporated Subsidiary whose assets or sales represent more than 10% of the Company’s and its Subsidiaries’ Consolidated Assets or consolidated sales, with any determination of Consolidated Assets and consolidated sales based upon amounts shown in the Company’s most recently delivered annual consolidated financial statements.

“Significant Foreign Subsidiary” means the Foreign Subsidiary Borrowers and any other Foreign Subsidiary of the Company whose assets represent more than 10% of the Company’s and its Subsidiaries’ Consolidated Assets, with such determination of such Foreign Subsidiary’s assets and the Consolidated Assets being based upon amounts shown in the Company’s most recently delivered annual consolidated financial statements.

“Significant Subsidiary” means a Significant Domestic Incorporated Subsidiary.

“Simple SOFR Rate Day” has the meaning assigned to such term in the definition of “Daily Simple SOFR”.

“Single Employer Plan” means an employee benefit pension plan defined in Section 3(2) of ERISA (other than a Multiemployer Plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA) in respect of which the Company or any member of the Controlled Group is, or within the immediately preceding six (6) years was, an “employer” as defined in Section 3(5) of ERISA or with respect to which the Company would reasonably be expected to have liability (including on account of a member of the Controlled Group).

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Determination Day” has the meaning assigned to such term in the definition of “Daily Simple SOFR”.

“Subsidiary” of a Person means (i) any corporation more than fifty percent (50%) of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than fifty percent (50%) of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” means a Subsidiary of the Company.

“Subsidiary Guarantors” means the Domestic Subsidiary Guarantors, together with their respective successors and assigns.

“Taxes” is defined in Section 2.14(E)(i) hereof.

“Term Loan” is defined in Section 2.1 hereof.

“Term Loan Commitment” means, for each Lender, the obligation of such Lender to make Term Loans in an aggregate amount not exceeding the amount set forth on Exhibit A to this Agreement opposite its name thereon under the heading “Term Loan Commitment” or the signature page of the Assignment Agreement by which it became a Lender, as such amount may be modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable Assignment Agreement.

“Term Loan Obligations” means, at any particular time, the sum of the outstanding principal amount of the Term Loans at such time.

“Term RFR” means Term SOFR.

“Term RFR Advance” an Advance which bears interest at the Term RFR Rate other than pursuant to clause (c) of the definition of “Alternate Base Rate”.

“Term RFR Loan” means any Loan that bears interest at a rate based on Term RFR Rate other than pursuant to clause (c) of the definition of “Alternate Base Rate”.

“Term RFR Rate” means, with respect to a Term RFR Loan or Advance for the relevant Interest Period, the Term RFR applicable to such Interest Period plus the Applicable RFR Margin then in effect.

“Term SOFR” means,

(a) for any calculation with respect to a Term RFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two RFR Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding RFR Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding RFR Business Day is not more than three (3) RFR Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to a Floating Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) RFR Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding RFR Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding RFR Business Day is not more than three (3) RFR Business Days prior to such ABR Term SOFR Determination Day;

provided that if Term SOFR as so determined shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Date” means May 28, 2031.

“Transferee” is defined in Section 13.4.

“Type” means, with respect to any Loan, its nature as Floating Rate Loans, Daily Simple RFR Loans or Term RFR Loans.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States Person” means any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any Person in the United States.

“Unmatured Default” means an event which, but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Unrestricted Domestic Cash Amount” means, as of any date of determination, that portion of the Company’s and its consolidated Subsidiaries’ (other than Foreign Subsidiary Borrowers’) aggregate cash and Cash Equivalents in excess of $10,000,000 that is in the United

States of America and that is not encumbered by or subject to any Lien (including, without limitation, any Lien permitted hereunder), setoff (other than ordinary course setoff rights of a depository bank arising under a bank depository agreement for customary fees, charges and other account-related expenses due to such depository bank thereunder), counterclaim, recoupment, defense or other right in favor of any Person; provided, however, that, notwithstanding the actual amount of the Unrestricted Domestic Cash Amount, the aggregate amount of the Unrestricted Domestic Cash Amount that may be deducted in the calculation of Net Domestic Indebtedness shall not exceed (x) prior to the Cash Netting Trigger Date, $20,000,000 and (y) thereafter, an unlimited amount.

“Unrestricted Foreign Subsidiary Borrower Cash Amount” means, as of any date of determination, that portion of the aggregate cash and Cash Equivalents held by any Foreign Subsidiary Borrower and that portion of the aggregate cash and Cash Equivalents otherwise freely accessible to any Foreign Subsidiary Borrower pursuant to intercompany pooling arrangements from accounts domiciled in Europe in excess of $10,000,000 that is not encumbered by or subject to any Lien (including, without limitation, any Lien permitted hereunder), setoff (other than ordinary course setoff rights of a depository bank arising under a bank depository agreement for customary fees, charges and other account-related expenses due to such depository bank thereunder), counterclaim, recoupment, defense or other right in favor of any Person; provided, however, that, notwithstanding the actual amount of the Unrestricted Foreign Subsidiary Borrower Cash Amount, the aggregate amount of the Unrestricted Foreign Subsidiary Borrower Cash Amount that may be deducted in the calculation of Net Foreign Subsidiary Borrower Indebtedness shall not exceed (x) prior to the Cash Netting Trigger Date, $20,000,000 and (y) thereafter, $200,000,000.

“Weighted Average Life to Maturity” means when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

“Wells Fargo” means Wells Fargo Bank, National Association, in its individual capacity, and its successors.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Woodward Aken” means Woodward Aken GmbH, a limited liability company under the laws of the Federal Republic of Germany, registered with the commercial register kept at the local court of Stendal under registration number HRB 10125.

“Woodward Swiss” means Woodward Swiss Holding GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated and existing under the laws of Switzerland, registered with the commercial register of the canton of Luzern under registration number

CHE-102.781.283 and with registered office at c/o Bucher Tax AG, Hirschengraben 33b, 6003 Luzern, Switzerland.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with generally accepted accounting principles as in effect from time to time.

1.2 References. Any references to Subsidiaries of the Company set forth herein with respect to representations and warranties which deal with historical matters shall be deemed to include the Company and its Subsidiaries and shall not in any way be construed as consent by the Administrative Agent or any Lender to the establishment, maintenance or acquisition of any Subsidiary, except as may otherwise be permitted hereunder.

1.3 Construction. This Agreement is made in English language. For the avoidance of doubt, the English language version shall prevail over any translation of this Agreement. However, where a German translation or word or phrase appears in the text of this Agreement, the German meaning and the underlying German concept shall prevail.

1.4 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

1.5 Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate, Term SOFR, any Daily Simple RFR Rate, or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 4.3(c), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Term SOFR, any Daily Simple RFR Rate, such Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of a Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.6 [Reserved].

1.7 Covenant Compliance Generally. For purposes of determining compliance under Section 7.3, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating Net Income in the most recent annual financial statements of the Company and its Subsidiaries delivered to the Administrative Agent pursuant to Section 7.1. Notwithstanding the foregoing, for purposes of determining compliance with Section 7.3, with respect to any amount of Indebtedness or obligations secured by a Lien in a currency other than Dollars, no breach of any basket contained in such section shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness is incurred or such Lien is granted; provided that for the avoidance of doubt, the foregoing provisions of this Section 1.7 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness may be incurred or Lien may be granted at any time under such Sections.

ARTICLE II: TERM LOAN FACILITY

2.1 Term Loans.

(A) Upon the satisfaction of the conditions precedent set forth in Sections 5.1 and 5.2, each Lender severally and not jointly agrees, on the terms and conditions set forth in this Agreement, to make term loans on the Closing Date to the Borrower, in Dollars, in an amount not to exceed such Lender’s Pro Rata Share of the Term Loan Commitment (each individually, a “Term Loan” and, collectively, the “Term Loans”). Term Loans borrowed and repaid may not be reborrowed. At the Borrower’s option (so long as such option is exercised in accordance with the terms and conditions of this Agreement), Term Loans shall be either Floating Rate Loans or RFR Loans. On the Termination Date, the Borrower shall repay in full the outstanding principal balance of the Term Loans. The Aggregate Term Loan Commitments shall be automatically and permanently reduced to zero after the making of the Term Loans on the Closing Date.

(B) Borrowing/Election Notice. In accordance with Section 2.13, the Borrower may telephonically request Advances hereunder, provided, however, that immediately following any telephonic request the Borrower shall deliver to the Administrative Agent a written confirmation of such telephonic request. If a telephonic request is not made with respect to any Advance in accordance with Section 2.13, then the Borrower shall deliver to the Administrative Agent a Borrowing/Election Notice, signed by it, in accordance with the terms of Section 2.7, in order to request such Advance. In either case, the Administrative Agent shall promptly notify each Lender of such request.

(C) Making of Term Loans. Promptly after receipt of the Borrowing/Election Notice under Section 2.7 in respect of Term Loans, the Administrative Agent shall notify each Lender by telecopy, or other similar form of transmission, of the requested Term Loan. Each Lender shall make available its Term Loan in accordance with the terms of Section 2.6. The Administrative Agent will promptly make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s office in Charlotte, North Carolina or the Administrative Agent’s RFR Payment Office corresponding with the Borrower on the applicable Borrowing Date and shall disburse such proceeds in accordance with the Borrower’s disbursement instructions set forth in such Borrowing/Election Notice. The failure of any Lender to deposit the amount described above with the Administrative Agent on the applicable Borrowing Date shall not relieve any other Lender of its obligations hereunder to make its Term Loan on such Borrowing Date.

2.2 [Reserved].

2.3 Rate Options for all Advances; Maximum Interest Periods. The Term Loans may be Floating Rate Advances or RFR Advances, or a combination thereof, selected by the Borrower in accordance with Section 2.9. The Borrower may select, in accordance with Section 2.9, Rate Options and Interest Periods applicable to portions of the Term Loans; provided, that there shall be no more than eight (8) Interest Periods in effect with respect to all of the Loans (and each outstanding Daily Simple RFR Loan shall constitute use of one Interest Period for purposes hereof) at any time.

2.4 Optional Payments. The Borrower may from time to time and at any time upon at least one (1) Business Day’s prior written notice repay or prepay, without penalty or premium all or any part of its outstanding Floating Rate Advances in an aggregate minimum amount of $1,000,000 and in integral multiples of $100,000 in excess thereof. Term RFR Advances may be voluntarily repaid or prepaid prior to the last day of the applicable Interest Period, subject to the indemnification provisions contained in Section 4.4 in an aggregate minimum amount of $5,000,000 and in integral multiples of $1,000,000 in excess thereof (or, if less, in the full amount of any Loan), provided, that the Borrower may not so prepay RFR Advances (other than Daily Simple SOFR Advances) unless it shall have provided at least at least three (3) RFR Business Days prior written notice to the Administrative Agent before prepayment of such Term RFR Loan. Notwithstanding anything to the contrary, Daily Simple SOFR Advances may be prepaid at any time without penalty or premium on one (1) Business Day’s prior written notice in a minimum amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof (or, if less, in the full amount of any Loan).

2.5 Repayment of Term Loans. The Borrower shall repay to the Lenders, on the last day of each fiscal quarter, beginning on the last day of the first fiscal quarter ending after the second anniversary of the Closing Date, in quarterly amounts as set forth below, with the unpaid balance being payable on the Termination Date.

Period	Amount
From (and including) the last day of the first fiscal quarter ending after the second anniversary of the Closing Date through (and including) the last day of the eighth fiscal quarter ending after the second anniversary of the Closing Date	$3,125,000
From (and including) the last day of the ninth fiscal quarter ending after the second anniversary of the Closing Date through the Termination Date	$6,250,000

2.6 Method of Borrowing. Not later than 1:00 p.m. (Chicago time) on each Borrowing Date, each Lender shall make available its Loan in immediately available funds to the Administrative Agent at its address specified pursuant to Article XIV, unless the Administrative Agent has notified the Lenders that such Loan is to be made available to the Borrower at the Administrative Agent’s RFR Payment Office, in which case each Lender shall make available its Loan or Loans, in funds immediately available to the Administrative Agent at its RFR Payment Office, not later than 1:00 p.m. (local time in the city of the Administrative Agent’s RFR Payment Office) in Dollars. The Administrative Agent will promptly make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s aforesaid address.

2.7 Method of Selecting Types and Interest Periods for Advances. The Borrower shall select the Type of Advance and, in the case of a Term RFR Advance, the Interest Period (if applicable) applicable to each Advance from time to time. The Borrower shall give the Administrative Agent irrevocable notice in substantially the form of Exhibit B hereto (a “Borrowing/Election Notice”) not later than 12:00 noon (Chicago time) (a) on the Borrowing Date of each Floating Rate Advance, (b) in the case of a Term RFR Loan, at least three (3) RFR Business Days before such Term RFR Loan, and (c) in the case of a Daily Simple RFR Loan, at least five (5) RFR Business Days before such Daily Simple RFR Loan, specifying: (i) the Borrowing Date (which shall be a Business Day) of such Advance; (ii) the aggregate amount of such Advance; (iii) the Type of Advance selected; and (iv) in the case of a Term RFR Advance, the Interest Period applicable thereto. Each Floating Rate Advance and all Obligations other than Loans shall bear interest from and including the date of the making of such Advance, in the case of Loans, and the date such Obligation is due and owing in the case of such other Obligations, to (but not including) the date of repayment thereof at the Floating Rate changing when and as such Floating Rate changes. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Loan will take effect simultaneously with each change in the Alternate Base Rate. Each Daily Simple RFR Advance shall bear interest from and including the date of the making of such Advance to (but not including) the Payment Date at the Daily Simple RFR Rate changing when and as such Daily Simple RFR Rate changes pursuant to the terms and conditions set forth herein. Each Term RFR Advance shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Term RFR Advance.

2.8 Minimum Amount of Each Advance. Each Advance shall be in the minimum amount of $5,000,000 and in multiples of $1,000,000 if in excess thereof.

2.9 Method of Selecting Types and Interest Periods for Conversion and Continuation of Advances.

(A) Right to Convert. The Borrower may elect from time to time, subject to the provisions of Section 2.3 and this Section 2.9, to (i) convert all or any part of any Floating Rate Loans into Term RFR Loans, (ii) convert all or any part of any Term RFR Loans into Floating Rate Loans or continue any Term RFR Loans as Term RFR Loans, and (iii) continue any Daily Simple RFR Loans as Daily Simple RFR Loans; provided that (x) any conversion or continuation of any Term RFR Advance shall be made on, and only on, the last day of the Interest Period applicable thereto and (y) any continuation of any Daily Simple RFR Advance shall be made on, and only on, the occurrence of the Payment Date therefor.

(B) Automatic Conversion and Continuation. If the Borrower fails to deliver a timely Borrowing/Election Notice with respect to a Daily Simple RFR Loan prior to the Interest Payment Date therefor, then, unless such Daily Simple RFR Loan is repaid as provided herein, the Borrower shall be deemed to have selected that such Daily Simple RFR Loan shall automatically be converted to a Floating Rate Loan as of such Payment Date. If the Borrower fails to deliver a timely Borrowing/Election Notice with respect to a Term RFR Loan prior to the end of the Interest Period therefor, then, unless such Term RFR Loan, as applicable, is repaid as provided herein, the Borrower shall be deemed to have selected that such Term RFR Loan, as applicable, shall automatically be converted to a Floating Rate Loan at the end of such Interest Period. If the Borrower requests a conversion to, or continuation of, a Term RFR Loan, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(C) No Conversion Post-Default; Limited Conversion Post-Unmatured Default. Notwithstanding anything to the contrary contained in Section 2.9(A) or Section 2.9(B), (x) no Loan may be converted into or continued as a RFR Loan (except with the consent of the Required Lenders) when any Default has occurred and is continuing and (y) no Loan may be converted into or continued as a Term RFR Loan with an Interest Period greater than one month (except with the consent of the Required Lenders) when any Unmatured Default has occurred and is continuing.

(D) Borrowing/Election Notice. Subject to clause (B) above, the Borrower shall give the Administrative Agent an irrevocable Borrowing/Election Notice of each conversion of a Floating Rate Loan into a Term RFR Loan or continuation of a RFR Loan not later than 12:00 noon (Chicago time) (i) in the case of a Loan denominated in Dollars (other than a Daily Simple RFR Loan), at least three (3) RFR Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective and (ii) in the case of a Daily Simple RFR Loan, at least five (5) RFR Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective, in each case, specifying: (x) the requested date (which shall be a Business Day) of such conversion or continuation; (y) the amount and Type of the Loan to be converted or continued; and (z) in the case of any Term RFR Loan to be converted or continued, the duration of the Interest Period applicable thereto.

2.10 Default Rate. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any

Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section and (ii) in the case of any other amount, 2% plus the rate applicable to Floating Rate Loans as provided in paragraph (a) of this Section.

2.11 Method of Payment. All payments of principal, interest, fees, and commissions hereunder shall be made, without setoff, deduction or counterclaim (unless indicated otherwise in Section 2.14(E)), in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XIV. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds which the Administrative Agent received at its address specified pursuant to Article XIV or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. Any payment owing by the Borrower to a Lender shall be deemed to have been paid to such Lender by the Borrower upon the Administrative Agent’s receipt of such payment from the Borrower. The Borrower authorizes the Administrative Agent to charge the account of the Borrower maintained with Wells Fargo for each payment of principal, interest, fees, and commissions as it becomes due hereunder; provided, that the Administrative Agent promptly notifies the Company thereof.

2.12 Evidence of Debt.

(A) Loan Account. Each Lender shall maintain in accordance with its usual practice an account or accounts (a “Loan Account”) evidencing the indebtedness of the Borrower to such Lender owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(B) Register. The Register maintained by the Administrative Agent pursuant to Section 13.3(D) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and the amount of each Loan made hereunder, the Type thereof and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder, (iii) the effective date and amount of each Assignment Agreement delivered to and accepted by it and the parties thereto pursuant to Section 13.3, (iv) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof, and (v) all other appropriate debits and credits as provided in this Agreement, including, without limitation, all fees, charges, expenses and interest.

(C) Entries in Loan Account and Register. The entries made in the Loan Account, the Register and the other accounts maintained pursuant to subsections (A) or (B) of this Section shall be conclusive and binding for all purposes, absent manifest error, gross negligence or willful misconduct, unless the Borrower objects to information contained in the Loan Accounts, the Register or the other accounts within forty-five (45) days of the Borrower’s receipt of such information; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(D) Notes Upon Request. Any Lender may request that the Loans made by it each be evidenced by a promissory note in substantially the form of Exhibit J to evidence such Lender’s

Loans. In such event, the Borrower shall prepare, execute and deliver to such Lender such a promissory note for such Loans payable to such Lender. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 13.3) be represented by one or more promissory notes in such form payable to the payee named therein.

2.13 Telephonic Notices. The Borrower authorizes the Lenders and the Administrative Agent to extend Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Borrower pursuant to a telephonic notice provided to the Administrative Agent under Section 2.1(B). The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, signed by an Authorized Signer (or such other Person designated in writing to the Administrative Agent by an Authorized Signer so long as such other Person is also permitted to make such delivery under the Borrower’s organizational documents), of each telephonic notice. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error, gross negligence or willful misconduct. In case of disagreement concerning such notices, if the Administrative Agent has recorded telephonic borrowing notices, such recordings will be made available to the Borrower upon the Borrower’s request therefor.

2.14 Promise to Pay; Interest and Fees; Interest Payment Dates; Interest and Fee Basis; Taxes.

(A) Promise to Pay. The Borrower unconditionally promises to pay when due the principal amount of each Loan incurred by it and all other Obligations incurred by it, and to pay all unpaid interest accrued thereon, in accordance with the terms of this Agreement and the other Loan Documents.

(B) Interest Payment Dates. Interest accrued on each Floating Rate Loan and Daily Simple RFR Loan shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, upon any prepayment whether by acceleration or otherwise, and at maturity (whether by acceleration or otherwise). Interest accrued on each Fixed-Rate Loan shall be payable on the last day of its applicable Interest Period, on any date on which such Fixed-Rate Loan is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Fixed-Rate Loan having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest accrued on the principal balance of all other Obligations shall be payable in arrears (i) on each Payment Date, commencing on the first such Payment Date following the incurrence of such Obligations, (ii) upon repayment thereof in full or in part, and (iii) if not theretofore paid in full, at the time such other Obligations become due and payable (whether by acceleration or otherwise).

(C) Fees. The Company agrees to pay the fees set forth in the Fee Letters at the times and in the amounts set forth therein.

(D) Interest and Fee Basis; Applicable RFR Margin, Applicable Floating Rate Margin.

(i) All computations of interest for Floating Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of Obligations and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365/366-day year). Interest shall be payable for the day an Obligation is incurred but not for the day of any payment on the amount paid if payment is received prior to 2:00 p.m. (local time) at the place of payment. If any payment of principal of or interest on a Loan or any payment of any other Obligations shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest, fees and commissions in connection with such payment.

(ii) The Applicable RFR Margin and Applicable Floating Rate Margin shall be determined on the basis of the then applicable Pricing Grid Leverage Ratio as described in this Section 2.14(D)(ii), from time to time by reference to the following table:

Applicable Margin	Level I Status (Pricing Grid Leverage Ratio is less than or equal to 1.25 to 1.0)	Level II Status (Pricing Grid Leverage Ratio is greater than 1.25 to 1.0 and less than or equal to 1.75 to 1.0)	Level III Status (Pricing Grid Leverage Ratio is greater than 1.75 to 1.0 and less than or equal to 2.25 to 1.0)	Level IV Status (Pricing Grid Leverage Ratio is greater than 2.25 to 1.0 and less than or equal to 2.75 to 1.0)	Level V Status (Pricing Grid Leverage Ratio is greater than 2.75 to 1.0 and less than or equal to 3.50 to 1.0)	Level VI Status (Pricing Grid Leverage Ratio is greater than 3.50 to 1.0)
Applicable RFR Margin	0.875%	1.00%	1.125%	1.25%	1.50%	1.75%
Applicable Floating Rate Margin	0%	0%	0.125%	0.25%	0.50%	0.75%

The initial pricing level shall be Level I and thereafter, upon receipt of the financial statements delivered (or deemed delivered) pursuant to Sections 7.1(A)(i) and (ii), as applicable, the Applicable RFR Margin and the Applicable Floating Rate Margin, shall be adjusted, such adjustment being effective five (5) Business Days following the day such financial statements and compliance certificates are required to be delivered pursuant to Section 7.1(A); provided, that if the Company shall not have timely delivered its financial statements and compliance certificates in accordance with the applicable provisions of Section 7.1(A), and such failure continues for five

(5) days after notice from the Administrative Agent to the Company, then, at the discretion of the Required Lenders, commencing on the date upon which such financial statements and compliance certificates should have been delivered and continuing until five (5) days after such financial statements and compliance certificates are actually delivered (or deemed delivered), it shall be assumed for purposes of determining the Applicable RFR Margin and the Applicable Floating Rate Margin, that the Leverage Ratio was greater than 3.50 to 1.0 and Level VI pricing shall be applicable.

(iii) In connection with the use or administration of any Benchmark, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Company and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of any Benchmark.

(E) Taxes.

(i) Any and all payments by the Borrower hereunder (whether in respect of principal, interest, fees or otherwise) shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, fees, assessments, duties, charges or withholdings or any interest, penalties or liabilities with respect thereto imposed by any Governmental Authority including those arising after the date hereof as a result of the adoption of or any change in any law, treaty, rule, regulation, guideline or determination of a Governmental Authority or any change in the interpretation or application thereof by a Governmental Authority but excluding, in the case of each Lender and the Administrative Agent, Excluded Taxes (all such non-excluded taxes, levies, imposts, deductions, fees, assessments, duties, charges, withholdings, and liabilities which the Administrative Agent or a Lender determines to be applicable to this Agreement, the other Loan Documents, the Term Loan Commitments, or the Loans or being hereinafter referred to as “Taxes”). If the Borrower or the Administrative Agent shall be required by law or requested by any Governmental Authority to deduct or withhold any Taxes from or in respect of any sum payable hereunder or under the other Loan Documents to any Lender or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 2.14(E)) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Borrower or the Administrative Agent shall make such deductions or withholdings, and (iii) the Borrower or the Administrative Agent shall pay the full amount deducted or withheld to the relevant Governmental Authority or other authority in accordance with applicable law. If any Tax, including, without limitation, any withholding tax, of the United States of America or any other Governmental Authority shall be or become applicable (y) after the date of this Agreement, to such payments by the Borrower made to the Lending Installation or any other office that a Lender may claim as its Lending Installation, or (z) after such Lender’s selection and designation of any other Lending

Installation, to such payments made to such other Lending Installation, such Lender shall use reasonable efforts to make, fund and maintain its Loans through another Lending Installation of such Lender in another jurisdiction so as to reduce the Borrower’s liability hereunder, if the making, funding or maintenance of such Loans through such other Lending Installation of such Lender does not, in the reasonable judgment of such Lender, otherwise adversely and materially affect such Loans, or obligations under the Term Loan Commitments of such Lender.

(ii) In addition, the Company agrees to pay any present or future stamp, or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made hereunder, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the other Loan Documents, the Term Loan Commitments, or the Loans (other than Excluded Taxes, collectively, the “Other Taxes”).

(iii) The Borrower indemnifies each Lender and the Administrative Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any Governmental Authority on amounts payable under this Section 2.14(E)) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty (30) days after the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor. A certificate as to any additional amount payable to any Lender or the Administrative Agent under this Section 2.14(E) submitted to the Borrower and the Administrative Agent (if a Lender is so submitting) by such Lender or the Administrative Agent shall show in reasonable detail the amount payable and the calculations used to determine such amount and, shall, absent manifest error, be final, conclusive and binding upon all parties hereto. With respect to such deduction or withholding for or on account of any Taxes and to confirm that all such Taxes have been paid to the appropriate Governmental Authorities, the Borrower shall promptly (and in any event not later than thirty (30) days after receipt) furnish to each Lender and the Administrative Agent such certificates, receipts and other documents as may reasonably be required (in the reasonable judgment of such Lender or the Administrative Agent) to establish any tax credit to which such Lender or the Administrative Agent may be entitled. In the event such Lender or the Administrative Agent receives any such tax credit, such Lender or the Administrative Agent shall pay to the Borrower such amount (if any) not exceeding the increased amount paid by the Borrower to, or on behalf of, such Lender or the Administrative Agent that is allocable to such increased amount. Any of the Administrative Agent or any Lender requesting compensation under this Section 2.14(E) shall use its reasonable efforts to notify the Borrower (with a copy to the Administrative Agent) in writing of the event giving rise to such demand for compensation not more than ninety (90) days following the date upon which the responsible account officer for the Administrative Agent or the applicable Lender knows of such event. Such written demand shall be rebuttably presumed correct for all purposes. If any Lender or the Administrative Agent demands compensation under this Section 2.14(E) more than ninety (90) days following the date upon which a responsible account officer for such Lender or the Administrative Agent knows that interest, penalties or other additions to Taxes or Other Taxes have begun to accrue with respect to which such

Lender or the Administrative Agent is entitled to compensation under this Section 2.14(E), then any interest, penalties or other additions to Taxes or Other Taxes attributable to the period prior to the ninety (90) day period immediately preceding the date on which such Lender or the Administrative Agent provided such notice and demand for compensation shall be excluded from the indemnity obligations of the Borrower under this Section 2.14(E).

(iv) Within thirty (30) days after the date of any payment of Taxes or Other Taxes by the Borrower, the Borrower shall furnish to the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof.

(v) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.14(E) shall survive the payment in full of all Obligations hereunder and the termination of this Agreement for a period of one year.

(vi) Each Lender (including any Replacement Lender or Purchaser) that is not created or organized under the laws of the United States of America or a political subdivision thereof (each a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent on or before the Closing Date, or, if later, the date on which such Lender becomes a Lender pursuant to Section 13.3 hereof (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only for so long as such Non-U.S. Lender is legally entitled to do so), either (1) two (2) duly completed copies of either (A) IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to a tax treaty, or (B) IRS Form W-8ECI, or in either case an applicable successor form; or (2) in the case of a Non-U.S. Lender that is not legally entitled to deliver the forms listed in clauses (vi)(1) or (vi)(2), (x) a certificate of a duly authorized officer of such Non-U.S. Lender to the effect that such Non-U.S. Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code (such certificate, an “Exemption Certificate”) and (y) two (2) duly completed copies of IRS Form W-8BEN or IRS Form W-8BEN-E or applicable successor form. Each such Lender further agrees to deliver to the Borrower and the Administrative Agent from time to time a true and accurate certificate executed in duplicate by a duly authorized officer of such Lender in a form satisfactory to the Borrower and the Administrative Agent, before or promptly upon the occurrence of any event requiring a change in the most recent certificate previously delivered by it to the Borrower and the Administrative Agent pursuant to this Section 2.14(E)(vi). Further, each Lender which delivers a form or certificate pursuant to this clause (vi) covenants and agrees to deliver to the Borrower and the Administrative Agent within fifteen (15) days prior to the expiration of such form, for so long as this Agreement is still in effect, another such certificate and/or two (2) accurate and complete original newly-signed copies of the applicable form (or any successor form or forms required under the Code or the applicable regulations promulgated thereunder).

If a payment made to a Lender under this Agreement would be subject to United States federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.14(E)(vi), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender shall promptly furnish to the Company and the Administrative Agent such additional documents as may be reasonably required by the Company or the Administrative Agent to establish any exemption from or reduction of any Taxes or Other Taxes required to be deducted or withheld. Notwithstanding any other provision of this Section 2.14(E), the Borrower shall not be obligated to gross up any payments to any Lender pursuant to Section 2.14(E)(i), or to indemnify any Lender pursuant to Section 2.14(E)(iii), in respect of United States federal withholding taxes to the extent imposed as a result of (x) the failure of such Lender to deliver to the Borrower the form or forms and/or an Exemption Certificate, as applicable to such Lender, pursuant to Section 2.14(E)(vi), (y) such form or forms and/or Exemption Certificate not establishing a complete exemption from U.S. federal withholding tax or the information or certifications made therein by the Lender being untrue or inaccurate on the date delivered in any material respect, or (z) the Lender designating a successor Lending Installation at which it maintains its Loans which has the effect of causing such Lender to become obligated for tax payments in excess of those in effect immediately prior to such designation; provided, however, that the Borrower shall be obligated to gross up any payments to any such Lender pursuant to Section 2.14(E)(i), and to indemnify any such Lender pursuant to Section 2.14(E)(iii), in respect of United States federal withholding taxes if (x) any such failure to deliver a form or forms or an Exemption Certificate or the failure of such form or forms or exemption certificate to establish a complete exemption from U.S. federal withholding tax or inaccuracy or untruth contained therein resulted from a change in any applicable statute, treaty, regulation or other applicable law or any interpretation of any of the foregoing occurring after the date such Lender became a party hereto, which change rendered such Lender no longer legally entitled to deliver such form or forms or Exemption Certificate or otherwise ineligible for a complete exemption from U.S. federal withholding tax, or rendered the information or the certifications made in such form or forms or Exemption Certificate untrue or inaccurate in any material respect, (ii) the redesignation of the Lender’s Lending Installation was made at the request of the Company or (iii) the obligation to gross up payments to any such Lender pursuant to Section 2.14(E)(i), or to indemnify any such Lender pursuant to Section 2.14(E)(iii), is with respect to a Purchaser that becomes a Purchaser as a result of an assignment made at the request of the Company.

(vii) Upon the request, and at the expense of the Borrower, each Lender to which the Borrower is required to pay any additional amount pursuant to this Section 2.14(E), shall reasonably afford the Borrower the opportunity to contest, and shall reasonably cooperate with the Borrower in contesting, the imposition of any Tax giving rise to such payment; provided, that (i) such Lender shall not be required to afford the Borrower the opportunity to so contest unless the Borrower shall have confirmed in writing to such Lender its obligation to pay such amounts pursuant to this Agreement; and (ii) the Borrower shall reimburse such Lender for its attorneys’ and accountants’ fees and disbursements incurred in so cooperating with the Borrower in contesting the imposition of such Tax; provided, however, that notwithstanding the foregoing, no Lender shall be required to afford the Borrower the opportunity to contest, or cooperate with the Borrower in contesting, the imposition of any Taxes, if such Lender in good faith determines that to do so would have an adverse effect on it.

(viii) [Reserved].

(ix) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.14(E), it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.14(E) giving rise to such refund), net of all expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(x) Each Lender shall severally indemnify the Administrative Agent for any taxes, levies, imposts, deductions, fees, assessments, duties, charges, withholdings, and any interest, penalties or liabilities with respect thereto (but, in the case of any Taxes or Other Taxes, only to the extent that the Borrower has not already indemnified the Administrative Agent for such Taxes or Other Taxes and without limiting the obligation of the Borrower to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with this Agreement and any reasonable expenses arising therefrom or with respect thereto, whether or not such amounts were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.14(E)(x) shall be paid within thirty (30) days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

2.15 Notification of Advances, Interest Rates, and Prepayments. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Borrowing/Election Notice, and repayment notice received by it hereunder. The Administrative Agent will notify each Lender of the interest rate applicable to each RFR Loan promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

2.16 Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time upon reasonable written notice thereof to the Company. All terms of this Agreement shall apply to any such Lending Installation. Each Lender may, by written or facsimile notice to the Administrative Agent and the Company, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments are to be made.

2.17 Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Overnight Rate for such day or (ii) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

2.18 Termination Date. This Agreement shall be effective until the Termination Date. Notwithstanding the termination of this Agreement, until all of the Obligations (other than contingent indemnity obligations) shall have been fully paid and satisfied in cash, all of the rights and remedies under this Agreement and the other Loan Documents shall survive.

2.19 Replacement of Certain Lenders. In the event a Lender (“Affected Lender”) shall: (i) be a Defaulting Lender, (ii) have requested compensation from the Borrower under Sections 2.14(E), 4.1 or 4.2 to recover Taxes, Other Taxes or other additional costs incurred by such Lender which are not being requested generally by the other Lenders, (iii) have delivered a notice pursuant to Section 4.3 claiming that such Lender is unable to extend RFR Loans to the Borrower for reasons not generally applicable to the other Lenders, (iv) have invoked Section 10.2, or (v) failed to consent to a waiver or amendment hereto which requires the consent of each Lender or each Lender affected thereby and that has otherwise been consented to by the Required Lenders, then, in any such case, the Borrower (or the Company on behalf of the Borrower) or the Administrative Agent may make written demand on such Affected Lender (with a copy to the Administrative Agent in the case of a demand by the Borrower and a copy to the Borrower in the case of a demand by the Administrative Agent) for the Affected Lender to assign, and such Affected Lender shall use commercially reasonable efforts to assign pursuant to one or more duly executed Assignment Agreements five (5) Business Days after the date of such demand, to one or more financial institutions that comply with the provisions of Section 13.3(A) which the Borrower or the Administrative Agent, as the case may be, shall have engaged for such purpose (“Replacement

Lender”), all of such Affected Lender’s rights and obligations under this Agreement and the other Loan Documents in accordance with Section 13.3. The Administrative Agent agrees, upon the occurrence of such events with respect to an Affected Lender and upon the written request of the Borrower (or the Company on behalf of the Borrower), to use its reasonable efforts to obtain the commitments from one or more financial institutions to act as a Replacement Lender. The Administrative Agent is authorized to execute one or more of such assignment agreements as attorney-in-fact for any Affected Lender failing to execute and deliver the same within five (5) Business Days after the date of such demand. Further, with respect to such assignment the Affected Lender shall have concurrently received, in cash, all amounts due and owing to the Affected Lender hereunder or under any other Loan Document, including, without limitation, the aggregate outstanding principal amount of the Loans owed to such Lender, together with accrued interest thereon through the date of such assignment, amounts payable under Sections 2.14(E), 4.1, and 4.2 with respect to such Affected Lender and compensation payable under Section 2.14(C) in the event of any replacement of any Affected Lender under clause (ii) or clause (iii) of this Section 2.19; provided that upon such Affected Lender’s replacement, such Affected Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14(E), 4.1, 4.2, 4.4, and 10.7, as well as to any fees accrued for its account hereunder and not yet paid, and shall continue to be obligated under Section 11.8 for such amounts, obligations and liabilities as are due and payable up to and including (but not after) the date such Affected Lender is replaced pursuant hereto. Upon the replacement of any Affected Lender pursuant to this Section 2.19, the provisions of Section 9.2 shall continue to apply with respect to Loans which are then outstanding with respect to which the Affected Lender failed to fund its Pro Rata Share and which failure has not been cured.

2.20 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due from the Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main office in Charlotte, North Carolina on the Business Day preceding that on which the final, non-appealable judgment is given. The obligations of the Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 12.2, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the Borrower.

2.21 [Reserved].

2.22 Increase of Aggregate Term Loan Commitment; Incremental Term Loans. The Company may from time to time elect to increase the Term Loans or enter into one or more tranches of term loans (each an “Incremental Term Loan”), in each case in a minimum aggregate amount of $25,000,000 and increments of $5,000,000 in excess thereof so long as, after giving effect thereto, the aggregate amount of all such Incremental Term Loans does not exceed the sum of (x) $500,000,000 minus the amount of any increases to the Aggregate Revolving Loan Commitment (as defined in the Revolving Credit Agreement) incurred pursuant to Section 2.22 of the Revolving Credit Agreement plus (y) an unlimited amount so long as the Borrower shall be in pro forma compliance with the financial covenant set forth in Section 7.4 on the date of incurrence of such Incremental Term Loan. The Company may arrange for any such increase or tranche to be provided by one or more Lenders agreeing to such Incremental Term Loans (each such Lender, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Lender”) agreeing to extend such Incremental Term Loans, as the case may be; provided that (i) each Augmenting Lender shall be subject to the approval of the Company and the Administrative Agent (ii) no Augmenting Lender shall be the Company or any Subsidiary or Affiliate of the Company and (iii) the execution of an Incremental Term Loan Amendment. No consent of any Lender (other than the Lenders participating in any Incremental Term Loan) shall be required for any increase in Term Loan Commitments or Incremental Term Loan pursuant to this Section 2.22. Incremental Term Loans created pursuant to this Section 2.22 shall become effective on the date agreed by the Company, the Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders, and the Administrative Agent shall notify each Lender thereof. Notwithstanding the foregoing, no Incremental Term Loans shall become effective under this paragraph unless, (i) on the proposed date of the effectiveness of such Incremental Term Loans, (A) the conditions set forth in paragraphs (A) and (B) of Section 5.2 shall be satisfied or waived by the Required Lenders and the Administrative Agent shall have received a certificate to that effect dated such date and executed by an Authorized Signer of the Company and (B) the Company shall be in compliance on a pro forma basis with the covenant contained in Section 7.4 and (ii) the Administrative Agent shall have received documents consistent with those delivered on the Closing Date as to the organizational power and authority of the Borrower to borrow such Incremental Term Loans. On the effective date of any Incremental Term Loans being made, each relevant Increasing Lender and Augmenting Lender shall make available to the Administrative Agent its Incremental Term Loan in immediately available funds and the Administrative Agent will promptly make the funds so received available to the Company. The Incremental Term Loans (a) shall rank pari passu in right of payment with the Term Loans, (b) shall not mature earlier than the Termination Date and shall not have a Weighted Average Life to Maturity shorter than those of the Term Loans; provided that such requirements shall not apply to any customary bridge financing so long as the long-term debt to which any such customary bridge facility is to be converted satisfies the foregoing limitations of this clause (b) and (c) shall be treated substantially the same as (and in any event no more favorably than) the Term Loans; provided that (i) the terms and conditions applicable to any tranche of Incremental Term Loans maturing after the Termination Date may provide for material additional or different financial or other covenants or prepayment requirements applicable only during periods after the Termination Date and (ii) the Incremental Term Loans may be priced differently than the Term Loans. Incremental Term Loans shall be made hereunder pursuant to an amendment or restatement (an “Incremental Term Loan Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Increasing Lender, each Augmenting Lender, if any, and the Administrative Agent. The Incremental Term Loan Amendment may, without the consent of any other Lenders (except to the extent required pursuant to Section 9.3), effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.22. Nothing contained in this Section 2.22 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to provide Incremental Term Loans, at any time.

2.23 [Reserved].

2.24 Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(A) the Term Loan Commitment and Term Loan Obligations of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including consent to any waiver, amendment or other modification pursuant to Section 9.3), provided, that this clause (B) shall not apply to the vote of a Defaulting Lender in the case of (i) any increase or extension of the Term Loan Commitment of such Defaulting Lender or (ii) any amendment, waiver or other modification requiring the consent of each Lender affected thereby pursuant to the first clause (ii) or (iii) of Section 9.3;

(B) any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.1 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Company may request (so long as no Default or Unmatured Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Unmatured Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

ARTICLE III: [RESERVED]

ARTICLE IV: CHANGE IN CIRCUMSTANCES

4.1 Yield Protection. If any Change in Law:

(A) subjects the Administrative Agent, any Lender, any applicable Lending Installation to any tax, levy, impost, deduction, fee, assessment, duty, charge or withholding, and any interest, penalties or liabilities with respect thereto, (excluding (1) Taxes, which are governed by Section 2.14(E), (2) amounts included in clauses (b) through (d) of the definition of Excluded Taxes, (3) Connection Income Taxes and (4) any other taxes for which such Lender has been reimbursed by the Borrower), on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or

(B) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender, any applicable Lending Installation with respect to its Term Loan Commitment or Term Loans, or

(C) imposes any other condition the result of which is to increase the cost to any Lender, any applicable Lending Installation of making, funding or maintaining its Term Loan Commitment or the Term Loans, or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with the Term Loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of its Term Loan Commitment or Term Loans held or interest received by it;

and the result of any of the foregoing is to increase the cost to that Lender of making, renewing or maintaining its Term Loan Commitment or Term Loans or to reduce any amount received under this Agreement, then, within fifteen (15) days after receipt by the Administrative Agent or the Borrower of written demand by such Lender pursuant to Section 4.5, the Borrower shall pay the Administrative Agent or such Lender that portion of such increased expense incurred or reduction in an amount received which the Administrative Agent or such Lender determines is attributable to making, funding and maintaining its Term Loans and its Term Loan Commitment; provided, however, that the Borrower shall not be required to pay any additional amounts pursuant to this Section 4.1 incurred more than 90 days prior to the date of the relevant Lender’s demand therefor.

4.2 Changes in Capital Adequacy Regulations. If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing by an amount deemed material by such Lender the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Term Loans made by, or participations in Term Loans held by, such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender within fifteen (15) days after receipt by the Borrower of written demand by such Lender pursuant to Section 4.5, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

Failure or delay on the part of any Lender to demand compensation pursuant to this Section 4.2 shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender pursuant to this Section for any such increased cost or reduction incurred more than 90 days prior to the date that such Lender demands, or notifies the Borrower of its intention to demand, compensation therefor, provided further that, if the Change in Law giving rise to such increased cost or reduction is retroactive, then such 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

4.3 Changed Circumstances.

(a) Circumstances Affecting RFRs. Subject to clause (c) below, in connection with any RFR Loan a request therefor, a conversion to or a continuation thereof or otherwise, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that (x) if Daily Simple RFR is utilized in any calculations hereunder or under any other Loan Document with respect to any Obligations, interest, fees, commissions or other amounts, reasonable and adequate means do not exist for ascertaining Daily Simple RFR pursuant to the definition thereof or (y) if Term SOFR is utilized in any calculations hereunder or under any other Loan Document with respect to any Obligations, interest, fees, commissions or other amounts, reasonable and adequate means do not exist for ascertaining Term SOFR for the applicable Interest Period with respect to a proposed Term RFR Loan on or prior to the first day of such Interest Period, (ii) [reserved], (iii) [reserved], or (iv) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that (x) if Daily Simple RFR is utilized in any calculations hereunder or under any other Loan Document with respect to any Obligations, interest, fees, commissions or other amounts, Daily Simple RFR does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans or (y) if Term SOFR is utilized in any calculations hereunder or under any other Loan Document with respect to any Obligations, interest, fees, commissions or other amounts, Term SOFR does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during the applicable Interest Period and, in the case of (x) or (y), the Required Lenders have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent shall promptly give notice thereof to the Company. Upon notice thereof by the Administrative Agent to the Company, any obligation of the Lenders to make RFR Loans, and any right of the Borrower to convert any Loan (if applicable) or continue any Loan as an RFR Loan, shall be suspended (to the extent of the affected RFR Loans or, in the case of Term RFR Loans, the affected Interest Periods) until the Administrative Agent (with respect to clause (iv), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (A) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of RFR Loans (to the extent of the affected RFR Loans or, in the case of Term RFR Loans, the affected Interest Periods) or, failing that, in the case of any request for a borrowing of an affected Term RFR Loan, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Floating Rate Loans in the amount specified therein and (B) any outstanding affected Term RFR Loans will be deemed to have been converted into Floating Rate Loans at the end of the applicable Interest Period. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest (except with respect to any prepayment or conversion of a Daily Simple RFR Loan) on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 4.4.

(b) Laws Affecting Adjusted Daily Simple RFR Rate and Term RFR Availability. If, after the date hereof, the introduction of, or any change in, any applicable law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective lending offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective lending offices) to honor its obligations hereunder to make or maintain any Daily Simple RFR Loan, Term RFR Loan, or to determine or charge interest based upon any applicable RFR, Daily Simple RFR Rate, the Term SOFR Reference Rate, Term SOFR, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Company and the other Lenders. Thereafter, until the Administrative Agent notifies the Company that such circumstances no longer exist, (i) any obligation of the Lenders to make RFR Loans, and any right of the Borrower to convert any Loan to a Term RFR Loan or continue any Loan as an RFR Loan shall be suspended and (ii) if necessary to avoid such illegality, the Administrative Agent shall compute the Alternate Base Rate without reference to clause (c) of the definition of “Alternate Base Rate”, in each case until each such affected Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, (A) convert all Term RFR Loans to Floating Rate Loans or (B) convert all RFR Loans to Floating Rate Loans denominated in Dollars (in each case, if necessary to avoid such illegality, the Administrative Agent shall compute the Alternate Base Rate without reference to clause (c) of the definition of “Alternate Base Rate”), (I) with respect to Daily Simple RFR Loans, on the Payment Date therefor, if all affected Lenders may lawfully continue to maintain such Daily Simple RFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such Daily Simple RFR Loans to such day or (II) with respect to Term RFR Loans, on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such Term RFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such Term RFR Loans to such day. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest (except with respect to any prepayment or conversion of a Daily Simple RFR Loan) on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 4.4.

(c) Benchmark Replacement Setting.

(i) Benchmark Replacement.

(A) Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, with respect to any Benchmark, the Administrative Agent and the Company may amend this Agreement to replace such Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Company so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 4.3(c)(i)(A) will occur prior to the applicable Benchmark Transition Start Date.

(B) No Hedging Agreement shall be deemed to be a “Loan Document” for purposes of this Section 4.3(c).

(ii) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Company and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Company of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 4.3(c)(iv). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 4.3(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 4.3(c).

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if any then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, (A) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of RFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, in the case of any request for any affected Term RFR Loans, if applicable, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Floating Rate Loans in the amount specified therein and (B) any outstanding affected Term RFR Loans, if applicable, will be deemed to have been converted into Floating Rate Loans at the end of the applicable Interest Period. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest (except with respect to any prepayment or conversion of a Daily Simple RFR Loan) on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 4.3. During a Benchmark Unavailability Period with respect to any Benchmark or at any time that a tenor for any then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark that is the subject of such Benchmark Unavailability Period or such tenor for such Benchmark, as applicable, will not be used in any determination of Alternate Base Rate.

(d) Illegality. If, in any applicable jurisdiction, the Administrative Agent or any Lender determines that any applicable law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Administrative Agent or any Lender to (i) perform any of its obligations hereunder or under any other Loan Document or (ii) to fund or maintain its participation in any Loan, such Person shall promptly notify the Administrative Agent, then, upon the Administrative Agent notifying the Company, and until such notice by such Person is revoked, any obligation of such Person to issue, make, maintain, fund or charge interest or fees with respect to any such Loan or other extension of credit shall be suspended, and to the extent required by applicable law, cancelled. Upon receipt of such notice, the Borrower shall, (A) repay that Person’s participation in the Loans or other applicable Obligations on the applicable Payment Date for any Daily Simple RFR Loan or on last day of the Interest Period for any Term RFR Loan, or on another applicable date with respect to another Obligation, occurring after the Administrative Agent has notified the Company or, in each case, if earlier, the date specified by such Person in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by applicable law) and (B) take all reasonable actions requested by such Person to mitigate or avoid such illegality.

4.4 Funding Indemnification. Subject to Section 2.4(B), if any payment of a Fixed-Rate Loan or Daily Simple RFR Loan occurs on a date which is not (x) the last day of the applicable Interest Period with respect to any Fixed-Rate Loan or (y) on a date other than on the Payment Date therefor with respect to any Daily Simple RFR Loan, whether because of acceleration, prepayment, or otherwise, or a Fixed-Rate Loan or Daily Simple RFR Loan is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower shall indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the Fixed-Rate Loan or Daily Simple RFR Loan.

4.5 Lender Statements; Survival of Indemnity. If reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Fixed-Rate Loans or Daily Simple RFR Loans to reduce any liability of the Borrower to such Lender under Sections 4.1 and 4.2 or to avoid the unavailability of a Type of Advance under Section 4.3, so long as such designation is not materially disadvantageous, in the judgment of the Lender, to such Lender. Any demand for compensation pursuant to Section 2.14(E) or this Article IV shall be in writing and shall state the amount due, if any, under Section 2.14(E), 4.1, 4.2, or 4.4 and shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive, and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Fixed-Rate Loan shall be calculated as though each Lender funded its Fixed-Rate Loan or Daily Simple RFR Loan through the purchase of a deposit of the type, currency and maturity corresponding to the deposit used as a reference in determining Term RFR Rate or Daily Simple RFR Rate applicable to such Loan, whether in fact that is the case or not. The obligations of the Borrower under Sections 2.14(E), 4.1, 4.2, or 4.4 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE V: CONDITIONS PRECEDENT

5.1 Closing Date. The Lenders shall not be required to make the Loans on the Closing Date unless the Company has furnished to the Administrative Agent each of the following, with sufficient copies for the Lenders (or direct delivery to applicable Lenders in the case of items (9) and (10) below), all in form and substance reasonably satisfactory to the Administrative Agent and the Lenders:

(1) Executed copies of (a) this Agreement executed by the Borrower, the Administrative Agent and the Lenders, (b) the Domestic Subsidiary Guaranty executed by each Domestic Subsidiary Guarantor, and (c) any other applicable Loan Documents;

(2) Copies of the Certificate of Incorporation (or other comparable constituent document) of each member of the Initial Obligor Group, together with all amendments and, where applicable, a certificate of good standing, both certified by the appropriate governmental officer in its jurisdiction of organization (and resolutions of other bodies, if any are deemed necessary by counsel for any Lender);

(3) Copies, certified by the Secretary, Assistant Secretary or other comparable officer of each member of the Initial Obligor Group, of its By-Laws (or other comparable governing document) and of its board of directors’ (and resolutions of other bodies, if any are deemed necessary by counsel for any Lender) approving the terms of, and the transactions contemplated by the Loan Documents to which it is a party and authorising a specified person or persons to execute the Loan Documents to which it is a party on its behalf and authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Loan Documents to which it is a party;

(4) An incumbency certificate, executed by the Secretary, Assistant Secretary or other comparable officer of each member of the Initial Obligor Group, which shall identify by name and title and bear the signature of the officers of the members of the Initial

Obligor Group authorized to sign the Loan Documents (and, in the case of the Borrower, to make borrowings hereunder), upon which certificate the Lenders shall be entitled to rely until informed of any change in writing by the Company;

(5) A certificate, in form and substance satisfactory to the Administrative Agent, signed by an Authorized Signer the Company, stating that on the date of this Agreement all the representations in this Agreement are true and correct in all material respects or, with respect to any representation that is qualified by materiality or Material Adverse Effect, all respects (unless such representation and warranty is made as of a specific date, in which case, such representation and warranty shall be true in all material respects or all respects, as applicable, as of such date) and no Default or Unmatured Default has occurred and is continuing;

(6) Written money transfer instructions reasonably requested by the Administrative Agent, addressed to the Administrative Agent and signed by an Authorized Signer;

(7) Receipt in cash of the fees agreed to in the Fee Letters;

(8) The written opinions of the Borrower’s and the Subsidiary Guarantors’ counsel, addressed to the Administrative Agent and the Lenders, in form and substance reasonably acceptable to the Administrative Agent and its counsel, with respect to (without limitation) the due authorization, execution and enforceability of this Agreement and the other Loan Documents;

(9) All documentation and other information requested by the Administrative Agent or any Lender in order to comply with the “know your customer” provisions of any anti-money laundering laws, including, without limitation, the PATRIOT Act;

(10) For each member of the Initial Obligor Group or Subsidiary thereof that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to such member of the Initial Obligor Group or such Subsidiary (including delivery to each Lender requesting the same), in each case at least five (5) Business Days prior to the Closing Date; and

(11) Each document reflected on the List of Closing Documents attached as Exhibit F to this Agreement.

5.2 Each Advance . The Lenders shall not be required to make any Advance unless on the applicable Borrowing Date (including the Closing Date):

(A) There exists no Default or Unmatured Default; and

(B) The representations and warranties contained in Article VI are true and correct in all material respects or, with respect to any representation that is qualified by materiality or Material Adverse Effect, all respects, as of such Borrowing Date (unless such representation and warranty is made as of a specific date, in which case, such representation and warranty shall be true in all material respects or all respects, as applicable, as of such date).

Each Borrowing/Election Notice with respect to each such Advance shall constitute a representation and warranty by the applicable Borrower that the conditions contained in Sections 5.2(A) and (B) have been satisfied.

ARTICLE VI: REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and the other financial accommodations to the Borrower described herein, the Borrower represents and warrants as follows to each Lender and the Administrative Agent as of the Closing Date, giving effect to the consummation of the transactions contemplated by the Loan Documents on the Closing Date, and thereafter on each date as required by Section 5.2:

6.1 Organization; Corporate Powers. The Borrower and its Significant Subsidiaries (i) is a corporation, partnership or limited liability company duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its organization, (ii) is duly qualified to do business as a foreign entity and is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing would reasonably be expected to have a Material Adverse Effect, and (iii) has all requisite power and authority to own, operate and encumber its property and to conduct its business as presently conducted and as proposed to be conducted. No member of the Obligor Group nor any Subsidiary thereof is an Affected Financial Institution.

6.2 Authority; Enforceability.

(A) The Borrower and each other member of the Obligor Group has the requisite power and authority to execute, deliver and perform each of the Loan Documents which have been executed by it as required by this Agreement and the other Loan Documents.

(B) The execution, delivery, and performance, of each of the Loan Documents which have been executed as required by this Agreement, the other Loan Documents or otherwise to which the Borrower or any other member of the Obligor Group is party, and the consummation of the transactions contemplated thereby, have been duly authorized by all requisite corporate, partnership or limited liability company acts (including any required shareholder or partner approval) of the Borrower and/or such other member of the Obligor Group.

(C) Each of the Loan Documents to which the Borrower or any other member of the Obligor Group is a party has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles).

6.3 No Conflict; Governmental Consents. The execution, delivery and performance of each of the Loan Documents to which the Borrower or any other member of the Obligor Group is a party do not and will not (i) conflict with the certificate or articles of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization or formation, by-laws, operating agreement or other management agreement (or other applicable constituent documents) of the Borrower or any other member of the Obligor Group, (ii) conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any Requirement of

Law (including, without limitation, any Environmental Property Transfer Act) or Contractual Obligation of the Borrower or any such other member of the Obligor Group, or require termination of any Contractual Obligation, except such breach, default or termination which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect, or (iii) result in or require the creation or imposition of any Lien whatsoever upon any of the property or assets of the Borrower or any other member of the Obligor Group, other than Liens permitted or created by the Loan Documents. Except as set forth on Schedule 6.3 to this Agreement, the execution, delivery and performance of each of the Loan Documents to which the Borrower or any other member of the Obligor Group is a party do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by any Governmental Authority, including under any Environmental Property Transfer Act, except filings, consents or notices which have been made, obtained or given, or will be made, obtained or given substantially concurrently with the occurrence of the Closing Date, or which, if not made, obtained or given, individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

6.4 Financial Statements. The consolidated financial statements of the Company and its Subsidiaries at and for the year ended September 30, 2025 heretofore delivered to the Administrative Agent and the Lenders were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operation of the Company and its Subsidiaries at September 30, 2025 and the consolidated results of their operations for the period then ended.

6.5 No Material Adverse Change. Since September 30, 2025, except as disclosed (x) in any of the Company’s Form 10-Q, 10-K, or 8-K filings with the Commission subsequent to September 30, 2025 but prior to the Closing Date, or (y) in any letter or confidential offering memorandum delivered by the Company to the Administrative Agent and the Lenders prior to the Closing Date, there has occurred no change in the business, properties, financial condition, performance, or results of operations of the Company and its Subsidiaries taken as a whole, or any other event which has had or would reasonably be expected to have a Material Adverse Effect.

6.6 Taxes. Each of the Company and its Subsidiaries has filed or caused to be filed all federal and other material tax returns which are required to be filed by it and, except for (i) taxes and assessments being, or which will promptly be, contested in good faith and reserved for in accordance with generally accepted accounting principles as in effect from time to time (if and to the extent so required) and (ii) taxes the nonpayment of which could not reasonably be expected to have a Material Adverse Effect, have paid or caused to be paid all taxes as shown on said returns or any assessment received by it, to the extent that such taxes have become due.

6.7 Litigation. There is no action, suit, proceeding, arbitration or, to the Borrower’s knowledge, investigation before or by any Governmental Authority or private arbitrator pending or, to the Borrower’s knowledge, threatened in writing against the Company, any of its Subsidiaries or any property of any of them which could reasonably be expected to have a Material Adverse Effect.

6.8 Subsidiaries. As of the Closing Date, Schedule 6.8 to this Agreement (i) contains a description of the corporate structure of the Company, its Subsidiaries and any other Person in which the Company or any of its Subsidiaries holds a material Equity Interest; and (ii) accurately sets forth (A) the correct legal name and the jurisdiction of organization, (B) a listing of all of the Company’s Significant Subsidiaries, (C) the issued and outstanding shares of each class of Capital Stock of each of the Company’s Subsidiaries and the owners of such shares, and (D) a summary of the direct and indirect partnership, joint venture, or other material Equity Interests, if any, which the Company and each Subsidiary of the Company holds in any Person that is not a corporation. Except as disclosed on Schedule 6.8, as of the Closing Date, there are no warrants or options outstanding with respect to the issued and outstanding Capital Stock of the Company or any of the Company’s Subsidiaries. Except as disclosed on Schedule 6.8, as of the Closing Date, none of the issued and outstanding Capital Stock of the Company or any of the Company’s Subsidiaries is subject to any redemption right or repurchase agreement pursuant to which the Company or any Subsidiary is or may become obligated to redeem or repurchase its Capital Stock. All outstanding Capital Stock of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and is not Margin Stock.

6.9 ERISA. Except as disclosed on Schedule 6.9, no ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect or a Default. The minimum funding standards of ERISA and the Code with respect to each Plan have been satisfied, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect or a Default. Neither the Company nor any member of the Controlled Group has failed to make an installment or any other payment which could result in a lien under Section 430(k) of the Code. As of the Closing Date, no Borrower is a Benefit Plan, subject to the accuracy of the Lender’s representations, warranties and covenants in Section 10.20 hereof, or will be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Term Loan Commitments.

6.10 Accuracy of Information. The written information (other than projected or pro forma financial information) furnished by the Borrower and any of its Significant Subsidiaries, or by the Company on behalf of any of the Borrower or any of its Significant Subsidiaries, to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents (as modified or supplemented by other information so furnished), taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein (when taken as a whole), in light of the circumstances under which they were made, not misleading in any material respect; provided that, with respect to projected or pro forma financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation and delivery (it being understood that such projected information may vary from actual results and that such variances may be material).

As of the Closing Date, all of the information included in the Beneficial Ownership Certification is true and correct.

6.11 Securities Activities. Neither the Company nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

6.12 Compliance with Laws. The Borrower and its Subsidiaries are in compliance with all Requirements of Law applicable to them and their respective businesses (other than in such instances in which such requirement of Requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted), in each case where the failure to so comply individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

6.13 Assets and Properties. Each of the Borrower and its Significant Subsidiaries has good and sufficient title to all of its material real and personal properties owned by it or a valid leasehold interest in all of its leased assets (except insofar as marketability may be limited by any laws or regulations of any Governmental Authority affecting such assets), and all such assets and property are free and clear of all Liens, except Liens permitted under Section 7.3(C), and except for those defects in title and Liens that, individually or in the aggregate, would not have a Material Adverse Effect.

6.14 Statutory Indebtedness Restrictions. Neither the Company nor any of its Subsidiaries is subject to regulation under the Federal Power Act, or the Investment Company Act of 1940, or any other foreign, federal or state statute or regulation which limits its ability to incur indebtedness or its ability to consummate the transactions contemplated hereby.

6.15 Labor Matters. To the knowledge of the Borrower, no attempt to organize the employees of the Company or any of its Subsidiaries, and no labor disputes, strikes or walkouts affecting the operations of the Company or any of its Subsidiaries, is pending, or, to the Company’s or such Subsidiaries’ knowledge, threatened, planned or contemplated which would reasonably be expected to have a Material Adverse Effect.

6.16 Anti-Corruption Laws and Sanctions. The Company has implemented and maintains in effect policies and procedures designed to ensure material compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and, to the knowledge of the Company, their respective officers, employees, directors and agents, each while acting for or on behalf of the Company or its Subsidiaries, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Company, any Subsidiary or (b) to the knowledge of an Authorized Officer of the Company, any of their respective directors, officers, employees, or agents acting in any capacity in connection with or that benefits from the credit facility established hereby, is a Sanctioned Person. No Advance, use of proceeds or other transactions hereunder will violate any Anti-Corruption Law or applicable Sanctions.

Neither the Company nor any of its Subsidiaries (i) is a “covered foreign person” as that term is used in the Outbound Investment Rules or (ii) currently engages, or has any present intention to engage in the future, directly or indirectly, in (A) a “prohibited transaction”, as such term is defined in the Outbound Investment Rules, (B) any activity or transaction that would constitute a “prohibited transaction”, as such term is defined in the Outbound Investment Rules, if the Company were a United States Person or (C) any other activity that would cause the Administrative Agent or the Lenders to be in violation of the Outbound Investment Rules or cause the Administrative Agent or the Lenders to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

ARTICLE VII: COVENANTS

The Company covenants and agrees that so long as any Loans are outstanding and thereafter until payment in full of all of the Obligations (other than contingent indemnity obligations), unless the Required Lenders shall otherwise give prior written consent:

7.1 Reporting. The Company shall:

(A) Financial Reporting. Furnish to the Administrative Agent (with sufficient copies for each of the Lenders, which copies shall be distributed to the Lenders by the Administrative Agent):

(i) Quarterly Reports. As soon as practicable, and in any event no later than the earlier to occur of (x) the sixtieth (60th) day after the end of each of the first three fiscal quarters of each fiscal year of the Company, and (y) the tenth (10th) day after the date on which any of the following items are required to be delivered to the Commission, the consolidated balance sheet of the Company and its Subsidiaries as at the end of such period and the related statement of consolidated earnings of the Company and its Subsidiaries for such fiscal quarter and the related statements of consolidated earnings and consolidated cash flows of the Company and its Subsidiaries for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, certified by the chief financial officer or senior vice president of finance of the Company on behalf of the Company as fairly presenting in all material respects the consolidated financial position of the Company and its Subsidiaries as at the dates indicated and the results of their operations and cash flows for the periods indicated in accordance with generally accepted accounting principles as in effect from time to time, subject to normal year-end audit adjustments and the absence of footnotes.

(ii) Annual Reports. As soon as practicable, and in any event no later than the earlier to occur of (x) the one-hundredth (100th) day after the end of each fiscal year of the Company, and (y) the tenth (10th) day after the date on which any of the following items are required to be delivered to the Commission, (a) the consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year and the related statements of consolidated earnings, consolidated shareholders’ equity and consolidated cash flows of the Company and its Subsidiaries for such fiscal year, and in comparative form the corresponding figures for the previous fiscal year in form and substance sufficient to calculate the financial covenant set forth in Section 7.4, and (b) an audit report on the items listed in clause (a) hereof of Deloitte or any other independent certified public accountants of recognized national standing, which audit report shall be unqualified and shall state that such financial statements fairly present the consolidated financial position of the Company and its Subsidiaries as at the dates indicated and the results of their operations and cash flows for the periods indicated in conformity with generally accepted accounting principles as in effect from time to time and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards.

(iii) Officer’s Certificate. Together with each delivery of any financial statement (a) pursuant to clauses (i) and (ii) of this Section 7.1(A), an Officer’s Certificate of the Company, substantially in the form of Exhibit G attached hereto and made a part hereof, stating that as of the date of such Officer’s Certificate no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof and (b) pursuant to clauses (i) and (ii) of this Section 7.1(A), a compliance certificate, substantially in the form of Exhibit H attached hereto and made a part hereof, signed by the Company’s chief financial officer or senior vice president of finance, (1) demonstrating compliance, when applicable, with the provisions of Section 7.4, and (2) calculating the Leverage Ratio for purposes of determining the then Applicable RFR Margin and Applicable Floating Rate Margin.

(B) Notice of Default. Promptly upon any Authorized Officer of the Company obtaining knowledge (i) of any condition or event which constitutes a Default or Unmatured Default, or becoming aware that any Lender or Administrative Agent has given any written notice to any Authorized Officer with respect to a claimed Default or Unmatured Default under this Agreement, or (ii) that any Person has given any written notice to any Authorized Officer of the Company or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 8.1(E), the Company shall deliver to the Administrative Agent and the Lenders an Officer’s Certificate specifying (a) the nature and period of existence of any such claimed default, Default, Unmatured Default, condition or event, (b) the notice given or action taken by such Person in connection therewith, and (c) what action the Company has taken, is taking and proposes to take with respect thereto.

(C) Lawsuits. (i) Promptly upon any Authorized Officer obtaining knowledge of the institution of, or written threat of, any action, suit, proceeding, governmental investigation or arbitration, by or before any Governmental Authority, against or affecting the Company or any of its Subsidiaries or any property of the Company or any of its Subsidiaries not previously disclosed pursuant to Section 6.7, which action, suit, proceeding, governmental investigation or arbitration exposes, or in the case of multiple actions, suits, proceedings, governmental investigations or arbitrations arising out of the same general allegations or circumstances which expose, in the Company’s reasonable judgment, the Company or any of its Subsidiaries to liability in an amount aggregating $100,000,000 or more (exclusive of claims covered by insurance policies of the Company or any of its Subsidiaries unless the insurers of such claims have disclaimed coverage or reserved the right to disclaim coverage on such claims and exclusive of claims covered by the indemnity of a financially responsible indemnitor in favor of the Company or any of its Subsidiaries unless the indemnitor has disclaimed or reserved the right to disclaim coverage thereof), give written notice thereof to the Administrative Agent and the Lenders and provide such other information as may be reasonably available to enable each Lender to evaluate such matters; and (ii) in addition to the requirements set forth in clause (i) of this Section 7.1(C), upon request of the Administrative Agent or the Required Lenders, promptly give written notice of the status of any action, suit, proceeding, governmental investigation or arbitration covered by a report delivered pursuant to clause (i) above and provide such other information as may be reasonably available to it that would not jeopardize any attorney-client privilege by disclosure to the Lenders to enable each Lender and the Administrative Agent and its counsel to evaluate such matters.

(D) Material Adverse Effect. Promptly upon any Authorized Officer obtaining knowledge of any event, change or circumstance that has had or would reasonably be expected to have a Material Adverse Effect, provide written notice thereof to the Administrative Agent and the Lenders.

(E) Other Reports. Promptly after the same are available, provide Administrative Agent and the Lenders copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Company, and copies of all annual, regular, periodic and special reports and registration statements which the Company may file or be required to file with the Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto.

(F) Other Information. Promptly upon receiving a request therefor from the Administrative Agent, prepare and deliver to the Administrative Agent and the Lenders such other information with respect to the Company, any of its Subsidiaries, as from time to time may be reasonably requested by the Administrative Agent.

Documents required to be delivered pursuant to Section 7.1(A)(i) and (ii) and (E) (in each case, to the extent any such documents are included in materials otherwise filed with the Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the internet; or (ii) on which such documents are posted on the Company’s behalf on an internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Company shall notify the Administrative Agent of the posting of any such documents. Except for any compliance certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

7.2 Affirmative Covenants.

(A) Corporate Existence, Etc. Except as permitted pursuant to Section 7.3(G), the Company shall, and shall cause each of its Significant Subsidiaries to, at all times maintain its valid existence and (to the extent such concept applies to such entity) in good standing as a corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and preserve and keep, or cause to be preserved and kept, in full force and effect its rights and franchises material to its businesses, unless, in the good faith judgment of the Company, the failure to preserve any such rights or franchises would not reasonably be expected to have a Material Adverse Effect.

(B) Corporate Powers; Conduct of Business. The Company shall, and shall cause each of its Significant Subsidiaries to, qualify and remain qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified and where the failure to be so qualified will have or would reasonably be expected to have a Material Adverse Effect.

(C) Compliance with Laws, Beneficial Ownership Regulation, Etc. The Company shall, and shall cause its Subsidiaries to, (a) comply with all Requirements of Law (including, without limitation, Section 302 and Section 906 of the Sarbanes-Oxley Act of 2002) and all restrictive covenants affecting such Person or the business, properties, assets or operations of such Person, and (b) obtain as needed all permits necessary for its operations and maintain such permits in good standing unless failure to comply with such Requirements of Law or such covenants or to obtain or maintain such permits would not reasonably be expected to have a Material Adverse Effect. The Company will maintain in effect and enforce policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, in each case while acting for or on behalf of the Company or its Subsidiaries. The Company will (i) notify the Administrative Agent and each Lender that previously received a Beneficial Ownership Certification of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein and (ii) promptly upon the reasonable request of the Administrative Agent or any Lender, provide the Administrative Agent or such Lender, as the case may be, any information or documentation requested by it for purposes of complying with the Beneficial Ownership Regulation.

(D) Payment of Taxes and Claims; Tax Consolidation. The Company shall pay, and cause each of its Subsidiaries to pay, (i) all material taxes, assessments and other governmental charges imposed upon it or on any of its properties or assets or in respect of any of its franchises, business, income or property before any penalty accrues thereon, and (ii) all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a Lien (other than a Lien permitted by Section 7.3(C)) upon any of the Company’s or such Subsidiary’s property or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, however, that no such taxes, assessments and governmental charges referred to in clause (i) above or claims referred to in clause (ii) above (and interest, penalties or fines relating thereto) need be paid if (x) being, or will promptly be, contested in good faith by appropriate proceedings diligently instituted and conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with generally accepted accounting principles as in effect from time to time shall have been made therefor, or (y) the nonpayment of all such taxes, assessments and other governmental charges would not reasonably be expected to have a Material Adverse Effect.

(E) Insurance. The Company shall maintain for itself and its Significant Subsidiaries, or shall cause each of its Significant Subsidiaries to maintain in full force and effect, such insurance policies and programs (including self-insurance) as reflect coverage and self-insurance that is reasonably consistent with prudent industry practice for similarly situated companies operating in the same or similar locations.

(F) Inspection of Property; Books and Records; Discussions. The Company shall permit and cause each of the Company’s Significant Subsidiaries to permit, any authorized representative(s) designated by either the Administrative Agent (which may include representatives of any Lender) or, after the occurrence and during the continuation of any Default, any Lender, to visit and inspect any of the properties of the Company or any of its Significant Subsidiaries, to examine, audit, check and make copies of their respective financial and accounting records, books, journals, orders, receipts and any correspondence and other data relating to their respective businesses or the transactions contemplated hereby (including, without limitation, in connection with environmental compliance, hazard or liability), and to discuss their affairs, finances and accounts with their officers, all upon reasonable notice and at such reasonable times during normal business hours, as often as may be reasonably requested, provided, that unless a Default shall have occurred and be continuing, no more than one (1) such inspection per year by the Administrative Agent shall be at the Company’s expense. Notwithstanding anything to the contrary, nothing in this Agreement will require the Company or any Subsidiary to disclose, permit the inspection, examination or making copies of, or discussion of, any document, information or other matter, or provide information (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure is prohibited by law or binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product; provided that in the event that the Company does not provide information that otherwise would be required to be provided hereunder in reliance on the exclusions in this sentence relating to violation of any obligation of confidentiality, the Company shall use commercially reasonable efforts to provide notice to the Administrative Agent promptly upon obtaining knowledge that such information is being withheld (but solely if providing such notice would not violate such obligation of confidentiality). The Company shall keep and maintain, in all material respects, proper books of record and account on a consolidated basis in which entries in material conformity with Agreement Accounting Principles shall be made of all dealings and transactions in relation to their respective businesses and activities. The Company shall cause each of its Significant Subsidiaries to keep and maintain, in all material respects, proper books of record and account. If a Default has occurred and is continuing, the Company, upon the Administrative Agent’s request, shall provide copies of such records to the Administrative Agent or its representatives.

(G) Maintenance of Property. The Company shall cause all material property used in the conduct of its business or the business of any Significant Subsidiary to be maintained and kept in adequate condition, repair and working order and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly conducted at all times, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided, however, that nothing in this Section 7.2(G) shall prevent the Company from discontinuing the operation or maintenance of any of such property if such discontinuance is, in the judgment of the Company, desirable in the conduct of its business or the business of any Subsidiary.

(H) Use of Proceeds.

(i) The Borrower shall use the proceeds of the Term Loans for general corporate purposes and ongoing working capital needs of the Borrower and its Subsidiaries (including, without limitation, to consummate Acquisitions and to make capital expenditures). The Borrower will not, nor will the Borrower permit any Subsidiary to, use any of the proceeds of the Loans to purchase or carry any Margin Stock.

(ii) The Borrower will not request any Advance, and the Borrower shall not use, and the Company shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Advance or Incremental Term Loan (x) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (y) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States, in a European Union member state or the United Kingdom or (z) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

(I) Subsidiary Guarantees. The Company will (a) cause (i) each Domestic Incorporated Subsidiary that becomes a Significant Domestic Incorporated Subsidiary (other than Woodward Financing LLC if such Subsidiary is a Significant Domestic Incorporated Subsidiary as a result of assets representing Capital Stock of a Subsidiary thereof) after the Closing Date in connection with an Acquisition to execute and deliver to the Administrative Agent, as promptly as possible, but in any event not later than sixty (60) days after becoming a Significant Domestic Incorporated Subsidiary (or such later date as agreed to by the Administrative Agent in writing in its sole discretion), an executed Supplement to become a Domestic Subsidiary Guarantor under the Domestic Subsidiary Guaranty in the form of Annex I-1 to the Domestic Subsidiary Guaranty (whereupon such Subsidiary shall become a “Domestic Subsidiary Guarantor” under this Agreement) and (ii) each Domestic Incorporated Subsidiary becomes a Significant Domestic Incorporated Subsidiary after the Closing Date other than in connection with an Acquisition to execute and deliver to the Administrative Agent, as promptly as possible, but in any event not later than the later of (x) the date that is sixty (60) days after becoming a Significant Domestic Incorporated Subsidiary and (y) the date on which the first financial statements and compliance certificates after becoming a Significant Domestic Incorporated Subsidiary are required to be delivered pursuant to Section 7.1(A) are delivered (or such later date as agreed to by the Administrative Agent in writing in its sole discretion), an executed Supplement to become a Domestic Subsidiary Guarantor under the Domestic Subsidiary Guaranty in the form of Annex I-1 to the Domestic Subsidiary Guaranty (whereupon such Subsidiary shall become a “Domestic Subsidiary Guarantor” under this Agreement) and (b) deliver and cause each such Domestic Incorporated Subsidiary to deliver corporate resolutions, opinions of counsel, and such other corporate documentation as the Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent. Upon the Company’s written request of and certification to the Administrative Agent that a Domestic Incorporated Subsidiary is no longer a Significant Domestic Incorporated Subsidiary, the Administrative Agent, as contemplated in the Domestic Subsidiary Guaranty shall release such Domestic Incorporated Subsidiary from its duties and obligations under the Domestic Subsidiary Guaranty; provided, that if such Domestic Incorporated Subsidiary subsequently qualifies as a Significant Domestic Incorporated Subsidiary, it shall be required to re-execute the Domestic Subsidiary Guaranty.

(J) Post-Closing Covenant. Within thirty days of the Closing Date (or such later date as the applicable Lender may agree), the Borrower shall cause to be delivered to any Lender who requested promissory notes prior to the Closing Date such promissory notes in accordance with Section 2.12(D).

7.3 Negative Covenants.

(A) Indebtedness. Neither the Company nor any of its Subsidiaries shall directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(i) (1) the Obligations and (2) Indebtedness under the Revolving Credit Agreement in an aggregate principal amount not to exceed $1,000,000,000 plus the principal amount of incremental commitment increases and loans permitted thereunder (as in effect on the Closing Date) and any Permitted Refinancing Indebtedness in respect of the foregoing;

(ii) Permitted Existing Indebtedness and Permitted Refinancing Indebtedness;

(iii) Indebtedness in respect of obligations secured by Customary Permitted Liens;

(iv) Indebtedness constituting Contingent Obligations permitted by Section 7.3(D);

(v) Indebtedness arising from intercompany loans and advances; provided, that, except with respect to Indebtedness under a securitization transaction, unless all of the 2016 Senior Notes and the 2018 Senior Notes have been repaid in full or are otherwise no longer outstanding, the aggregate principal amount of intercompany loans and advances to Affiliates which are not members of the Obligor Group from Affiliates which are members of the Obligor Group (in each case, as determined at the time such intercompany loan is made) shall not exceed 10% of Consolidated Tangible Assets at any time outstanding; provided further, that such intercompany loans and advances shall be subject to the subordination provisions of Section 10.14 of this Agreement and Section 6 of the Domestic Subsidiary Guaranty, in each case, to the extent applicable in such circumstance;

(vi) Indebtedness in respect of Hedging Obligations permitted under Section 7.3(J);

(vii) Guarantees of Indebtedness permitted hereunder;

(viii) Indebtedness of any Person acquired pursuant to an Acquisition, so long as such Indebtedness was not incurred in contemplation of such acquisition;

(ix) Indebtedness that is subordinated to the Obligations pursuant to an agreement reasonably acceptable to the Administrative Agent;

(x) Indebtedness consisting of promissory notes issued to redeem Equity Interests of the Company permitted hereby;

(xi) Indebtedness with respect to surety, appeal and performance bonds obtained by the Company or any of its Subsidiaries in the ordinary course of business, including Indebtedness arising incurred pursuant to section 8a of the German Act on Partial Retirement (Altersteilzeitgesetz) or section 7e of the German Social Security Code Part IV (Sozialgesetzbuch IV) including under any bank guarantee, surety (Bürgschaft) or any other instrument issued by a bank or financial institution in order to comply with the German Act on Partial Retirement (Altersteilzeitgesetz) or the German Social Security Code Part IV (Sozialgesetzbuch IV);

(xii) Indebtedness evidenced by the 2016 Senior Notes and the 2018 Senior Notes (including any Indebtedness of the Subsidiary Guarantors arising under a guaranty of the 2016 Senior Notes or the 2018 Senior Notes);

(xiii) secured or unsecured purchase money Indebtedness (including Capitalized Leases) incurred by the Company or any of its Subsidiaries to finance the acquisition of assets used in its business, if (1) at the time of such incurrence no Default or Unmatured Default has occurred and is continuing or would result from such incurrence, (2) such Indebtedness does not exceed the lower of the fair market value or the cost of the applicable assets on the date acquired, (3) such Indebtedness does not exceed, in the aggregate outstanding at any time, the greater of (1) $80,000,000 and (2) 3% of Consolidated Tangible Assets, and (4) any Lien securing such Indebtedness is permitted under Section 7.3(C);

(xiv) Receivables Facility Attributed Indebtedness in an aggregate amount not to exceed $400,000,000 at any time;

(xv) other Indebtedness in addition to that referred to elsewhere in this Section 7.3(A) incurred and maintained by the Company and its Subsidiaries; provided that the incurrence of such additional Indebtedness does not result in a violation of the Leverage Ratio on a pro forma basis calculated hereunder for the fiscal quarter ending immediately prior to such incurrence; and provided further that no Default or Unmatured Default shall have occurred and be continuing at the date of such incurrence or would immediately result therefrom; and

(xvi) Permitted Refinancing Indebtedness.

(B) Sales of Assets. Neither the Company nor any of its Significant Subsidiaries shall consummate any Asset Sale, except:

(i) transfers of assets between the Company and any wholly-owned Subsidiary of the Company or between wholly-owned Subsidiaries of the Company not otherwise prohibited by this Agreement;

(ii) sales of inventory in the ordinary course of business;

(iii) the disposition in the ordinary course of business of equipment or property that is obsolete, excess, damaged, redundant, worn-out or no longer necessary, used or useful in the Company’s or any Subsidiary’s business or of any asset in exchange for, or the proceeds of which shall be used to acquire, any replacement asset necessary or useful in the business of the Company or any Subsidiary;

(iv) sales, transfers or assignments of Receivables in connection with receivables purchase facilities; provided, that the aggregate amount of Receivables Facility

Attributed Indebtedness arising in connection therewith does not exceed amounts permitted under Section 7.3(A)(xiv);

(v) sales, transfers and other dispositions of accounts receivable in connection with the compromise, settlement or collection thereof consistent with past practice or other customary or reasonable business practices;

(vi) sales, transfers, leases and other dispositions of property that are (x) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business, (y) investments of any Person existing at the time such Person becomes a Subsidiary or consolidates or merges with the Company or any Subsidiary (including in connection with an acquisition) so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such consolidation or merger or (z) another asset received as consideration for the disposition of any asset permitted by this Section (in each case, other than Equity Interests in a Subsidiary, unless all Equity Interests in such Subsidiary are sold);

(vii) leases entered into in the ordinary course of business, and sale and leaseback transactions, in each case, to the extent that they do not materially interfere with the business of the Company and its Subsidiaries and the sale of such assets and the related Indebtedness under any resulting Capitalized Lease would otherwise be permitted hereunder;

(viii) sales, transfers, licenses or sublicenses of intellectual property in the ordinary course of business, to the extent that they do not materially interfere with the business of the Company and its Subsidiaries;

(ix) dispositions resulting from any casualty or other damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Company or any Subsidiary; and

(x) contributions of assets into Joint Ventures with an aggregate book value not to exceed $250,000,000;

(xi) the unwinding of Hedging Arrangements;

(xii) sales, assignments, transfers, leases, conveyances or other dispositions of other assets if (a) such transaction is for not less than fair market value (as determined in good faith by the Company’s management or board of directors), (b) such transaction, when combined with all such other transactions pursuant to this Section 7.3(B)(xii) (each such transaction being valued at book value) during the then current fiscal year, represents the disposition of assets with an aggregate book value not greater than 15% of the aggregate book value of Consolidated Assets as of the end of the immediately preceding fiscal year and (c) until the occurrence of the Dispositions Covenant Trigger Date, immediately after giving effect to such transaction, no Default or Unmatured Default would exist and the Company would be permitted by the provisions of Section 7.4 to incur at least $1.00 of additional Indebtedness (determined on a pro forma basis based upon EBITDA for the Last

Twelve-Month Period most recently ended for which financial statements have been delivered pursuant to Section 7.1(A)(i) or (ii)) (provided that, for the avoidance of doubt, upon the occurrence of the Dispositions Covenant Trigger Date this clause (c) shall not apply); provided, that if the net proceeds from any such sale, assignment, transfer, lease, conveyance or other disposition is applied to a Debt Prepayment Application or a Property Reinvestment Application within one year after such sale, assignment, transfer, lease, conveyance or other disposition, then such sale, assignment, transfer, lease, conveyance or other disposition, only for the purpose of determining compliance with clause (b) of this subsection (xii) as of any date, shall be deemed not to be an Asset Sale as of the date of such application; and

(xiii) an unlimited amount of Asset Sales so long as (1) no Unmatured Default under Sections 8.1(a), (f), or (g) or Default shall have occurred and be continuing or would result therefrom and (2) the Borrower shall be in pro forma compliance with the financial covenant set forth in Section 7.4 immediately after giving effect to such Asset Sale.

(C) Liens. Neither the Company nor any of its Subsidiaries shall directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of their respective property or assets except:

(i) Liens created by the Loan Documents or otherwise securing the Obligations;

(ii) Permitted Existing Liens;

(iii) Customary Permitted Liens;

(iv) purchase money Liens (including the interest of a lessor under a Capitalized Lease and Liens to which any property is subject at the time of the Company’s acquisition thereof) securing Indebtedness permitted pursuant to Section 7.3(A)(viii) or (xiii); provided that such Liens shall not apply to any property of the Company or its Subsidiaries other than that purchased or subject to such Capitalized Lease;

(v) Liens with respect to property acquired by the Company or any of its Subsidiaries after the Closing Date (and not created in contemplation of such acquisition) pursuant to an Acquisition; provided, that such Liens shall extend only to the property so acquired;

(vi) Liens with respect to property of any Person the Capital Stock of which is acquired (directly or indirectly) by the Company or any of its Subsidiaries after the Closing Date (and not created in contemplation of such acquisition) pursuant to an Acquisition; provided, that (x) such Liens (other than Liens of the type described in clause (iv) above) shall extend only to the property of such Person, (y) such Liens shall secure Indebtedness permitted hereunder in an aggregate amount not to exceed the greater of (1) $100,000,000 and (2) 3% of Consolidated Tangible Assets (calculated on a pro forma basis giving effect to such acquisition as of the date of the Company’s balance sheet then most recent delivered pursuant to Section 7.1(A)(i) or (ii)) and (z) the Company or the applicable Subsidiary shall cause such Liens to be terminated within ninety (90) days of the date on which such Acquisition is consummated;

(vii) Liens arising under or in connection with the 2016 Senior Notes, the 2018 Senior Notes, the 2016 Senior Note Agreement, the 2018 Senior Note Agreement, and any other senior (unsubordinated) credit, loan or borrowing facility or senior (unsubordinated) note purchase agreement similar in form and substance to any of the foregoing and in a principal amount equal to or greater than $50,000,000, so long as the creditors under such facility or note purchase agreement agree to be bound by the terms of the Intercreditor Agreement, the collateral securing the Liens of such creditors also secures the Obligations, and the Liens of such creditors are pari passu to the Liens securing the Obligations to the extent that the collateral securing such Liens also secures the Obligations;

(viii) Liens securing Receivables Facility Attributed Indebtedness permitted under Section 7.3(A);

(ix) Liens securing Hedging Obligations pursuant to Hedging Arrangements entered into by the Company and its Subsidiaries in the ordinary course of business and permitted hereby;

(x) Liens with respect to property of any of Foreign Subsidiaries and securing Indebtedness of Foreign Subsidiaries; provided, that such Liens shall only secure Indebtedness permitted hereunder in an aggregate amount not to exceed the greater of (1) $80,000,000 and (2) 3% of Consolidated Tangible Assets; and

(xi) other Liens in addition to those described in Sections 7.3(C)(i) through (x) securing Indebtedness in an aggregate amount not to exceed the greater of (1) $40,000,000 and (2) 2% of Consolidated Tangible Assets.

(D) Contingent Obligations. Neither the Company nor any of its Subsidiaries shall directly or indirectly create or become or be liable with respect to any Contingent Obligation, except: (i) recourse obligations resulting from endorsement of negotiable instruments for collection in the ordinary course of business; (ii) Permitted Existing Contingent Obligations, together with replacement Contingent Obligations (on substantially similar terms as the Permitted Existing Contingent Obligations) to the extent of any Permitted Refinancing Indebtedness of the Indebtedness that was the subject of such Permitted Existing Contingent Obligations; (iii) obligations, warranties, guarantees and indemnities, not relating to Indebtedness of any Person, which have been or are undertaken or made in the ordinary course of business and not for the benefit of or in favor of an Affiliate of the Company or such Subsidiary; (iv) Contingent Obligations with respect to surety, appeal and performance bonds obtained by the Company or any Subsidiary in the ordinary course of business, (v) Contingent Obligations of the Subsidiary Guarantors under the Domestic Subsidiary Guaranty or of a Foreign Subsidiary which provides a guarantee (including gross-up amounts for any withholding taxes or capital charges) of the Obligations under a guaranty of the Indebtedness under the agreements described in clause (vi) below, (vi) Contingent Obligations of the Subsidiary Guarantors or any of the Company’s other Subsidiaries under any guaranty of the Indebtedness arising under the 2016 Senior Notes, the 2018 Senior Notes, the 2016 Senior Note Agreement, the 2018 Senior Note Agreement, the Revolving

Credit Agreement or any other senior (unsubordinated) credit, loan or borrowing facility or senior (unsubordinated) note purchase agreement similar in form and substance to any of the foregoing and in a principal amount equal to or greater than $50,000,000, so long as the creditors under such facility or note purchase agreement agree to be bound by the terms of the Intercreditor Agreement, (vii) obligations arising under or related to the Loan Documents, (viii) Contingent Obligations arising in connection with Receivables Facility Attributed Indebtedness permitted under Section 7.3(A); (ix) Contingent Obligations of the Company or any Subsidiary arising from the guaranty of Indebtedness of the Company or any Subsidiary, as applicable, to the extent such Indebtedness was permitted pursuant to Section 7.3(A); (x) Contingent Obligations in respect of representations and warranties customarily given in respect of Asset Sales otherwise permitted hereunder; and (xi) Contingent Obligations, in an aggregate amount not to exceed at any time outstanding the greater of (1) $200,000,000 and (2) 8% of Consolidated Assets, arising as a result of the guaranty of any Indebtedness not described in clauses (i) through (x) hereof and otherwise permitted under Section 7.3(A).

(E) Conduct of Business. Neither the Company nor any of its Significant Subsidiaries shall engage in any business other than the businesses engaged in by the Company on the date hereof and any business or activities which are reasonably similar, related or incidental thereto or logical extensions thereof.

(F) Transactions with Affiliates. Neither the Company nor any of its Subsidiaries shall directly or indirectly enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (other than a wholly-owned direct or indirect Subsidiary of the Company), on terms that are (a) not authorized by the board of directors (or equivalent governing body) of the Company or any of its Subsidiaries, as applicable, or (b) less favorable to the Company or any of its Subsidiaries, as applicable, than those that might be obtained in an arm’s length transaction at the time from Persons who are not such an Affiliate, except for (i) dividends or distributions in respect of the Capital Stock of the Company to the holders of such Capital Stock that are permitted by applicable law and otherwise approved by the Company’s Board of Directors, (ii) transactions in the ordinary course of business and pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business, and (iii) loans and advances to employees in the ordinary course of business and in amounts consistent with practice in effect prior to the Closing Date.

(G) Restriction on Fundamental Changes. Neither the Company nor any of its Significant Subsidiaries shall enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of the Company’s consolidated business or property, whether now or hereafter acquired, except (i) transactions permitted under Sections 7.3(B), (ii) a Subsidiary of the Company or any other Person (other than the Company) may be merged into or consolidated with the Company (in which case the Company shall be the surviving corporation) or any wholly-owned Domestic Incorporated Subsidiary of the Company (in which case such wholly-owned Domestic Incorporated Subsidiary of the Company shall survive), (iii) a Foreign Subsidiary or any other Person (other than the Company or any Domestic Incorporated Subsidiary) may be merged into or consolidated with any other wholly-owned Foreign Subsidiary (in which case the wholly-owned Foreign Subsidiary will survive) and

(iv) any dissolution or liquidation of any Subsidiary of the Company into the Company or another Subsidiary of the Company, as applicable.

(H) Margin Regulations. Neither the Company nor any of its Subsidiaries, shall use all or any portion of the proceeds of any credit extended under this Agreement to purchase or carry Margin Stock in such amounts as would cause this Agreement to be deemed a “purpose credit” for purposes of Regulation T.

(I) Subsidiary Covenants. The Company will not, and will not permit any Significant Subsidiary to, create or otherwise cause to become effective any consensual encumbrance or restriction of any kind on the ability of any Significant Subsidiary to pay dividends or make any other distribution on its stock, pay any Indebtedness or other Obligation owed to the Company or any other Subsidiary, make loans or advances or other investments in the Company or any other Subsidiary, or sell, transfer or otherwise convey any of its property to the Company or any other Subsidiary other than pursuant to (i) applicable law, (ii) this Agreement or the other Loan Documents, (iii) the 2016 Senior Notes, the 2018 Senior Notes, the Revolving Credit Agreement and any other senior (unsubordinated) credit, loan or borrowing facility or senior (unsubordinated) note purchase agreement similar in form and substance to any of the foregoing and in a principal amount equal to or greater than $50,000,000, so long as the creditors under such facility or note purchase agreement agree to be bound by the terms of the Intercreditor Agreement, (iv) restrictions imposed by the holder of a Lien permitted by Section 7.3(C), (v) restrictions and conditions on the foregoing existing as of the Closing Date, (vi) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale, provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are to be sold and such sale is permitted hereunder, (vii) restrictions or conditions imposed by any agreement relating to any securitization transaction permitted by this Agreement if such restrictions or conditions apply only to the assets and interests therein that are the subject of the securitization transaction or to any Subsidiary which is a special purpose entity party to and whose sole business relates to such securitization transaction, (viii) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (ix) customary provisions in leases and other contracts restricting the assignment thereof, (x) restrictions and conditions in any existing or future joint venture agreement that restricts the ability of any party to such agreement to create, incur or permit a Lien on the equity interests in the joint venture and (xi) restrictions and conditions in any existing or future license agreement with respect to intellectual property that restricts the ability of any party to such agreement to create, incur or permit a Lien on such intellectual property.

(J) Hedging Obligations. The Company shall not and shall not permit any of its Subsidiaries to enter into any interest rate, commodity or foreign currency exchange, swap, collar, cap or similar agreements evidencing Hedging Obligations, other than interest rate, foreign currency or commodity exchange, swap, collar, cap or similar agreements entered into by the Company or such Subsidiary pursuant to which the Company or such Subsidiary has hedged its reasonably estimated interest rate, foreign currency or commodity exposure, which are non-speculative in nature. Such permitted hedging agreements entered into by the Company or any Subsidiary and any Lender or any affiliate of any Lender are sometimes referred to herein as “Hedging Agreements.”

(K) Limitations Regarding Outbound Investment Rules. The Company shall not and shall not permit any of its Subsidiaries to (i) engage, directly or indirectly, in (i) a “prohibited transaction”, as such term is defined in the Outbound Investment Rules, (ii) any transaction that would constitute a “prohibited transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a United States Person or (iii) any other activity that would cause the Administrative Agent or the Lenders to be in violation of the Outbound Investment Rules or cause the Administrative Agent or the Lenders to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

7.4 Financial Covenant. The Company and its consolidated Subsidiaries shall not permit the ratio (the “Leverage Ratio”) of (i) Net Indebtedness to (ii) EBITDA to be greater than 3.50 to 1.00 for each four (4) fiscal quarter period of the Company beginning with the fiscal quarter ending June 30, 2026 (or, so long as the Leverage Ratio Increase Requirements have been met, 4.00 to 1.00 for the fiscal quarter during which any applicable Acquisition was consummated and the next three succeeding fiscal quarters).

The Leverage Ratio shall be calculated, in each case, determined as of the last day of each fiscal quarter of the Company based upon (a) for Net Indebtedness, Net Indebtedness as of the last day of each such fiscal quarter; and (b) for EBITDA, the actual amount for the Last Twelve-Month Period, provided, that the Leverage Ratio shall be calculated, with respect to Acquisitions, on a pro forma basis using historical financial statements and containing reasonable adjustments satisfactory to the Administrative Agent, broken down by fiscal quarter in the Company’s reasonable judgment.

ARTICLE VIII: DEFAULTS

8.1 Defaults. Each of the following occurrences shall constitute a Default under this Agreement:

(A) Failure to Make Payments When Due. (i) The Company shall fail to pay when due any of the Obligations consisting of principal with respect to the Loans or (ii) any member of the Obligor Group shall fail to pay within five (5) days of the date when due any of the other Obligations under this Agreement or the other Loan Documents.

(B) Breach of Certain Covenants. The Company shall fail duly and punctually to perform or observe any agreement, covenant or obligation binding on the Company under:

(i) Section 7.1 and such failure shall continue unremedied for thirty (30) days;

(ii) Section 7.2 (other than Section 7.2(H)(ii)) and such failure shall continue unremedied for thirty (30) days after notice thereof from the Administrative Agent or any Lender is delivered to the Company or an Authorized Officer of the Company otherwise becomes aware of such failure, or

(iii) Sections 7.2(H)(ii), 7.3 or 7.4.

(C) Breach of Representation or Warranty. Any representation or warranty made or deemed made by the Company to the Administrative Agent or any Lender herein or by the

Company or any of its Subsidiaries in any of the other Loan Documents or in any statement or certificate at any time given by any such Person pursuant to any of the Loan Documents shall be false or misleading in any material respect on the date as of which made (or deemed made).

(D) Other Defaults. The Company shall default in the performance of or compliance with any term contained in this Agreement (other than as covered by paragraphs (A) or (B) of this Section 8.1), or the Company or any of its Subsidiaries shall default in the performance of or compliance with any term contained in any of the other Loan Documents, and such default shall continue unremedied and unwaived for thirty (30) days after the occurrence thereof.

(E) Default as to Other Indebtedness. The Company or any of its Subsidiaries shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) with respect to any Indebtedness (other than Indebtedness hereunder, but including, without limitation, Disqualified Stock issued to Persons other than the Company or any wholly-owned Subsidiary), beyond any period of grace provided with respect thereto, which individually or together with other such Indebtedness as to which any such failure exists has an aggregate outstanding principal amount in excess of $100,000,000; or any breach, default or event of default shall occur, or any other condition shall exist under any instrument, agreement or indenture pertaining to any such Indebtedness having such aggregate outstanding principal amount, beyond any period of grace, if any, provided with respect thereto, if the effect thereof is to cause an acceleration, mandatory redemption, a requirement that the Company offer to purchase such Indebtedness or other required repurchase of such Indebtedness, or permit the holder(s) of such Indebtedness to accelerate the maturity of any such Indebtedness, or require a redemption or other repurchase of such Indebtedness or any such Indebtedness shall be otherwise declared to be due and payable (by acceleration or otherwise) or required to be prepaid, redeemed or otherwise repurchased by the Company or any of its Subsidiaries (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof.

(F) Involuntary Bankruptcy; Appointment of Receiver, Etc.

(i) An involuntary case shall be commenced against the Company, any of the Company’s Significant Domestic Incorporated Subsidiaries, or any of the Company’s Significant Foreign Subsidiaries and the petition shall not be dismissed, stayed, bonded or discharged within sixty (60) days after commencement of the case; or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Company, any of the Company’s Significant Domestic Incorporated Subsidiaries, or any of the Company’s Significant Foreign Subsidiaries in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state, local or foreign law.

(ii) A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Company, any of the Company’s Significant Domestic Incorporated Subsidiaries or any of the Company’s Significant Foreign Subsidiaries or over all or a substantial part of the property of the Company, any of the Company’s Significant Domestic Incorporated Subsidiaries or any of the Company’s Significant Foreign Subsidiaries shall be entered; or an interim receiver, trustee or other custodian of the

Company, any of the Company’s Significant Domestic Incorporated Subsidiaries or any of the Company’s Significant Foreign Subsidiaries or of all or a substantial part of the property of the Company, any of the Company’s Significant Domestic Incorporated Subsidiaries or any of the Company’s Significant Foreign Subsidiaries shall be appointed or a warrant of attachment, execution or similar process against any substantial part of the property of the Company, any of the Company’s Significant Domestic Incorporated Subsidiaries or any of the Company’s Significant Foreign Subsidiaries shall be issued and any such event shall not be stayed, dismissed, bonded or discharged within sixty (60) days after entry, appointment or issuance.

(G) Voluntary Bankruptcy; Appointment of Receiver, Etc. The Company, any of the Company’s Significant Domestic Incorporated Subsidiaries or any of the Company’s Significant Foreign Subsidiaries shall (i) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, (iii) consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property, (iv) make any assignment for the benefit of creditors or (v) take any corporate action to authorize any of the foregoing.

(H) Judgments and Attachments. Any money judgment(s) (other than a money judgment covered by insurance reasonably satisfactory (including the amount thereof) to the Administrative Agent and as to which the applicable insurance company has not disclaimed or reserved the right to disclaim coverage or subject to indemnity), writ or warrant of attachment, or similar process against the Company or any of its Subsidiaries or any of their respective assets involving in any single case or in the aggregate an amount in excess of $100,000,000 is or are entered and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days.

(I) Dissolution. Any order, judgment or decree shall be entered against the Company decreeing its involuntary dissolution or split up from its Significant Subsidiaries and such order shall remain undischarged and unstayed for a period in excess of sixty (60) days; or the Company shall otherwise dissolve or cease to exist except as specifically permitted by this Agreement.

(J) Loan Documents. At any time, for any reason, any Loan Document that materially affects the ability of the Administrative Agent or any of the Lenders to enforce the Obligations ceases to be in full force and effect or the Company or any of the Company’s Significant Subsidiaries party thereto seek to repudiate their respective obligations thereunder.

(K) ERISA Event. An ERISA Event shall have occurred that, individually or when taken together with all other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect.

(L) Installment Payments. The Company or any member of the Controlled Group has failed to make an installment or any other payment which could result in a lien under Section 430(k) of the Code with respect to a liability in excess of $100,000,000.

(M) Change of Control. A Change of Control shall occur.

(N) Guarantor Revocation. Any guarantor of the Obligations shall terminate or revoke any of its obligations under the Domestic Subsidiary Guaranty (other than any termination or revocation after release in accordance with this Agreement or any other Loan Document).

(O) Receivables Facility Attributed Indebtedness. An event (such event, a “Receivables Facility Trigger Event”) shall occur which (i) permits the investors or purchasers in respect of Receivables Facility Attributed Indebtedness of the Company or any Affiliate of the Company to require the early amortization or liquidation of such Receivables Facility Attributed Indebtedness in an aggregate outstanding amount in excess of $100,000,000 and (x) such Receivables Facility Trigger Event shall not be remedied or waived within the later to occur of the tenth day after the occurrence thereof or the expiry date of any grace period related thereto under the agreement evidencing such Receivables Facility Attributed Indebtedness, or (y) such investors shall require the early amortization or liquidation of such Receivables Facility Attributed Indebtedness as a result of such Receivables Facility Trigger Event, (ii) results in the termination of reinvestments of collections or proceeds of receivables and related assets under the agreements evidencing such Receivables Facility Attributed Indebtedness, or (iii) causes or otherwise permits the replacement or substitution of the Company or any Affiliate thereof as the servicer under the agreements evidencing such Receivables Facility Attributed Indebtedness; provided, however, that this Section 8.1(P) shall not apply on any date with respect to any voluntary request by the Company or an Affiliate thereof for an above-described amortization, liquidation, or termination of reinvestments so long as the aforementioned investors or purchasers cannot independently require on such date such amortization, liquidation or termination of reinvestments.

A Default shall be deemed “continuing” until cured or until waived in writing in accordance with Section 9.3.

ARTICLE IX: ACCELERATION, DEFAULTING LENDERS; WAIVERS, AMENDMENTS AND REMEDIES

9.1 Acceleration. If any Default described in Section 8.1(F) or 8.1(G) occurs with respect to the Borrower, the Termination Date shall be deemed to have occurred, all obligations of the Lenders to make Loans hereunder shall automatically terminate, the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender and the Borrower shall be and become thereby unconditionally obligated, without any further notice, act or demand, to pay to the Administrative Agent the cash collateral required pursuant to Section 3.11. If any other Default occurs, the Required Lenders may terminate or suspend the obligations of the Lenders to make Loans hereunder, or declare the Termination Date to have occurred and the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower expressly waives.

9.2 Preservation of Rights. No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 9.3, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations have been paid in full in cash.

9.3 Amendments. Subject to the provisions of this Article IX and except as otherwise provided in Section 2.22 with respect to an Incremental Term Loan Amendment, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of each Lender (which is not a Defaulting Lender) affected thereby (provided, that a Defaulting Lender shall be permitted to consent to any increase or extension of its Term Loan Commitment or Loans or any amendment, waiver or modification which would otherwise require its consent pursuant to clauses (ii) and (iii) below):

(i) Postpone or extend such Lender’s Termination Date or any other date fixed for any payment of principal of, or interest on, the Loans (other than prepayments thereunder) or any fees or other amounts payable to such Lender or any modifications of the provisions relating to prepayments of Loans and other Obligations;

(ii) Reduce the principal amount of any Loans, or reduce the rate or extend the time of payment of interest or fees thereon; provided, however, that a waiver of the application of the default rate of interest pursuant to Section 2.10 hereof shall only require the approval of the Required Lenders; or

(iii) Increase the amount of the Term Loan Commitment of any Lender hereunder, increase any Lender’s Pro Rata Share or increase the aggregate principal amount of such Lender’s Loans;

provided, further, however, that no such supplemental agreement shall, without the consent of each Lender (which is not a Defaulting Lender):

(i) Reduce the percentage specified in the definition of Required Lenders or any other percentage of Lenders specified to be the applicable percentage in this Agreement to act on specified matters or amend the definitions of “Required Lenders” or “Pro Rata Share” (it being understood that, solely with the consent of the parties prescribed by Section 2.22 to be parties to an Incremental Term Loan Amendment, Incremental Term Loans may be included in the determination of Required Lenders on substantially the same basis as the Term Loan Commitments and the Term Loans are included on the Closing Date);

(ii) Permit the Borrower to assign its rights under this Agreement;

(iii) Other than pursuant to a transaction permitted by the terms of this Agreement, release the Company or any guarantor from its obligations under Section 16.1, the Domestic Subsidiary Guaranty;

(iv) Amend Section 12.2 or 12.3 in a manner that would alter the pro rata sharing of payments required thereby (it being acknowledged and agreed that any technical amendments described in the last paragraph of this Section 9.3 shall not require the consent of any other Lender); or

(v) Amend this Section 9.3 or Section 12.3.

No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent. The Administrative Agent may waive payment of the fee required under Section 13.3(C) without obtaining the consent of any of the Lenders.

ARTICLE X: GENERAL PROVISIONS

10.1 Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive delivery of this Agreement and the making of the Loans herein contemplated so long as any principal, accrued interest, fees, or any other amount due and payable under any Loan Document is outstanding and unpaid (other than contingent reimbursement and indemnification obligations).

10.2 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

10.3 Intentionally Omitted.

10.4 Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

10.5 Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent, the Co-Syndication Agents and the Lenders and supersede all prior agreements and understandings among the Borrower, the Administrative Agent and the Lenders relating to the subject matter thereof.

10.6 Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other Lender (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

10.7 Expenses; Indemnification.

(A) Expenses. The Borrower shall reimburse the Administrative Agent, the Arrangers and the Co-Syndication Agents for any reasonable and documented costs and out-of-pocket expenses (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to the Administrative Agent and its Affiliates and, if necessary, a one local counsel, specialty or foreign in each relevant material jurisdiction or specialty) paid or incurred by the Administrative Agent, the Arrangers or the Co-Syndication Agents in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification, and administration of the Loan Documents. The Company also agrees to reimburse the Administrative Agent, the Arrangers, the Co-Syndication Agents and the Lenders for any reasonable and documented costs and out-of-pocket expenses (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of (x) one counsel to the Administrative Agent and Wells Fargo Securities, LLC taken as a whole, and, if necessary, of one local, specialty or foreign counsel to the Administrative Agent and Wells Fargo Securities, LLC, taken as a whole, in each relevant material jurisdiction or specialty and (y) one counsel to the Lenders (taken as a whole), and, if necessary, of one local, specialty or foreign counsel to the Lenders (taken as a whole) in each relevant material jurisdiction or specialty; provided that in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected Lenders similarly situated (taken as a whole)) paid or incurred by the Administrative Agent, the Arrangers, the Co-Syndication Agents or any Lender in connection with the collection of the Obligations and enforcement of the Loan Documents.

(B) Indemnity. The Borrower further agrees to defend, protect, indemnify, and hold harmless the Administrative Agent, each Arranger, each Co-Syndication Agent, and each and all of the Lenders and each of their respective Affiliates, and each of such Administrative Agent’s, Arranger’s, Co-Syndication Agent’s, Lender’s, or Affiliate’s respective officers, directors, trustees, investment advisors, employees, attorneys, advisors and agents (including, without limitation, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in Article V) (collectively, the “Indemnitees”), based upon its obligations, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, reasonable costs, reasonable expenses of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnitees in any manner relating to or arising out of:

(i) this Agreement or any of the other Loan Documents, or any act, event or transaction related or attendant thereto or to the making of the Loans, the management of such Loans, the use or intended use of the proceeds of the Loans, or any of the other transactions contemplated by the Loan Documents; or

(ii) any liabilities, obligations, responsibilities, losses, damages, personal injury, death, economic damages, treble damages, intentional, willful or wanton injury, damage or threat to the environment, natural resources or public health or welfare, costs and expenses (including, without limitation, attorney, expert and consulting fees and costs of investigation, feasibility or remedial action studies), fines, penalties and monetary sanctions, interest, known or unknown, absolute or contingent, past, present or future relating to violation of any Environmental, Health or Safety Requirements of Law arising from or in connection with the past, present or future operations of the Company, its Subsidiaries or any of their respective predecessors in interest, or, the past, present or future environmental, health or safety condition of any respective property of the Company or its Subsidiaries, the presence of asbestos-containing materials at any respective property of the Company or its Subsidiaries or the Release or threatened Release of any Contaminant into the environment (collectively, the “Indemnified Matters”);

provided, however, that the foregoing indemnity will not, as to any Indemnitee, apply to losses, claims, damages, liabilities or related expenses to the extent they arise from (i) the willful misconduct, bad faith or gross negligence of, or intentional breach of its material duties and obligations under this Agreement or any of the other Loan Documents by, such Indemnitee (or any of its controlled Affiliates and their respective directors, officers, employees and partners, in each case to the extent involved in the transactions contemplated by this Agreement), in each case, as determined by a final non-appealable judgment of a court of competent jurisdiction or (ii) any disputes solely among Indemnitees and not arising out of any act or omission of the Borrower or any of its Subsidiaries (other than any proceeding against the Administrative Agent solely in its capacity as such or in fulfilling its role as Administrative Agent, or against any Arranger solely in its capacity or in fulfilling its role as an Arranger). If the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

(C) Waiver of Certain Claims. To the fullest extent permitted by applicable law, the Borrower and each other member of the Obligor Group shall not assert, and hereby waives, any claim against the Administrative Agent, each Arranger, each Co-Syndication Agent, and each and all of the Lenders and each of their respective Affiliates, and each of such Administrative Agent’s, Arranger’s, Co-Syndication Agent’s, Lender’s, or Affiliate’s respective officers, directors, trustees, investment advisors, employees, attorneys, advisors and agents (collectively, the “Lender Parties”), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Lender Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent that such damages are determined by a final non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, willful misconduct or bad faith of such Lender Party.

(D) Survival of Agreements. The obligations and agreements of the Borrower under this Section 10.7 shall survive the termination of this Agreement.

10.8 Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

10.9 Confidentiality. Each Lender agrees to hold any confidential information which it may receive from any member of the Obligor Group pursuant to this Agreement in confidence,

except for disclosure (i) to its Affiliates and to other Lenders and their respective Affiliates, and, in each case, their respective employees, directors and officers, (ii) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which such Lender is a party, (vi) to such Lender’s direct or indirect contractual counterparties in Hedging Agreements or to legal counsel, accountants and other professional advisors to such counterparties, (vii) permitted by Section 13.4, (viii) to rating agencies if requested or required by such agencies in connection with a rating relating to the Advances hereunder, (ix) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, and (x) in the event and to the extent such confidential information (A) becomes publicly available other than as a result of breach of this Section or (B) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower. For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority.

10.10 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

10.11 Non-liability of Lenders. The relationship among the Borrower and the Lenders and the Administrative Agent shall be solely that of borrower and lender. Neither the Administrative Agent nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Administrative Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.

10.12 GOVERNING LAW. ANY DISPUTE BETWEEN THE BORROWER AND THE ADMINISTRATIVE AGENT OR ANY LENDER ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THE BORROWER AND THE LENDERS IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

10.13 CONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY TRIAL.

(A) EXCLUSIVE JURISDICTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK CITY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH

ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY MEMBER OF THE OBLIGOR GROUP AGAINST THE ADMINISTRATIVE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT (OTHER THAN COUNTERCLAIMS INITIATED IN THE SAME JURISDICTION AS THE CLAIM) SHALL BE BROUGHT TO THE EXTENT POSSIBLE ONLY IN A COURT IN NEW YORK CITY, NEW YORK.

(B) SERVICE OF PROCESS. EACH OF THE PARTIES HERETO WAIVES PERSONAL SERVICE OF ANY PROCESS UPON IT AND IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY WRITS, PROCESS OR SUMMONSES IN ANY SUIT, ACTION OR PROCEEDING BY THE MAILING THEREOF BY THE ADMINISTRATIVE AGENT OR THE LENDERS BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY ADDRESSED AS PROVIDED HEREIN. NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF ANY OF THE PARTIES HERETO TO SERVE ANY SUCH WRITS, PROCESS OR SUMMONSES IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(C) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH. EACH OF THE PARTIES HERETO AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(D) ADVICE OF COUNSEL. EACH OF THE PARTIES REPRESENTS TO EACH OTHER PARTY HERETO THAT IT HAS DISCUSSED THIS AGREEMENT AND, SPECIFICALLY, THE PROVISIONS OF SECTION 10.7 AND THIS SECTION 10.13, WITH ITS COUNSEL.

(E) [Reserved].

10.14 Subordination of Intercompany Indebtedness. The Borrower agrees that any and all claims of the Borrower against any of its Affiliates that is a guarantor with respect to any indebtedness of any guarantor to the Borrower (“Intercompany Indebtedness”), any endorser, obligor or any other guarantor of all or any part of the Obligations, or against any of its properties, including, without limitation, claims arising from liens or security interests upon property, shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Obligations; provided that, and not in contravention of the foregoing, so long as no Default has occurred and is continuing the Borrower may make loans to and receive payments in the ordinary course with respect to such Intercompany Indebtedness from each such guarantor to the extent permitted by the terms of this Agreement and the other Loan Documents. Should any payment, distribution, security or instrument or proceeds thereof be received by the Borrower upon or with respect to the Intercompany Indebtedness in contravention of this Agreement or the Loan Documents or after the occurrence of a Default, including, without limitation, an event described in Section 8.1(F) or (G), prior to the satisfaction of all of the Obligations (other than contingent indemnity obligations) and the termination of all financing arrangements pursuant to any Loan Document or Hedging Agreement among the Borrower and the Lenders (and their Affiliates), the Borrower shall receive and hold the same in trust, as trustee, for the benefit of the holders of the Obligations and shall forthwith deliver the same to the Administrative Agent, for the benefit of such Persons, in precisely the form received (except for the endorsement or assignment of the Borrower where necessary), for application to any of the Obligations, due or not due, and, until so delivered, the same shall be held in trust by the Borrower as the property of the holders of the Obligations. If the Borrower fails to make any such endorsement or assignment to the Administrative Agent, the Administrative Agent or any of its officers or employees are irrevocably authorized to make the same. The Borrower agrees that until the Obligations (other than the contingent indemnity obligations) have been paid in full (in cash) and satisfied and all financing arrangements pursuant to any Loan Document or Hedging Agreement among the Borrower and the Lenders (and their Affiliates) have been terminated, the Borrower will not assign or transfer to any Person (other than the Administrative Agent) any claim the Borrower has or may have against any guarantor.

10.15 USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the PATRIOT Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” provisions of anti-money laundering rules and regulations, including the PATRIOT Act.

10.16 No Duties Imposed on Co-Syndication Agents, Co-Documentation Agents or Arrangers. None of the Persons identified on the cover page to this Agreement, the signature pages to this Agreement or otherwise in this Agreement as a “Co-Syndication Agent,” “Co-Documentation Agent” or “Arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, if such Person is a Lender, those applicable to all Lenders as such. Without limiting the foregoing, none of the Persons identified on the cover page to this Agreement, the signature pages to this Agreement or otherwise in this Agreement as a “Co-Syndication Agent,” “Co-Documentation Agent” or “Arranger” shall have or be deemed to have any fiduciary duty to or fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

10.17 Accounting. Except as provided to the contrary herein, all accounting terms and other applicable definitions, covenants and provisions herein shall be interpreted and all accounting determinations and other applicable calculations hereunder shall be made in accordance with Agreement Accounting Principles. If any changes in generally accepted accounting principles are hereafter required or permitted and are adopted by the Company or any of its Subsidiaries with the agreement of its independent certified public accountants and such changes result in a change in the method of calculation of any of the financial covenants, tests, restrictions or standards herein or in the related definitions or terms used therein (“Accounting Changes”), the parties hereto agree, at the Company’s request, to enter into negotiations, in good faith, in order to amend such provisions in a credit neutral manner so as to reflect equitably such changes with the desired result that the criteria for evaluating the Company’s and its Subsidiaries’ financial condition shall be the same after such changes as if such changes had not been made; provided, however, until such provisions are amended in a manner reasonably satisfactory to the Administrative Agent and the Required Lenders, no Accounting Change shall be given effect in such calculations and all financial reports (excluding in any event financial statements) required to be delivered hereunder shall be prepared in accordance with Agreement Accounting Principles without taking into account such Accounting Changes. In the event such amendment is entered into, all references in this Agreement to Agreement Accounting Principles shall mean generally accepted accounting principles as of the date of such amendment. Notwithstanding the foregoing or any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any of its Subsidiaries at “fair value”, as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Board Staff Position APB 14-1 to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. Notwithstanding anything herein to the contrary, all obligations of any Person that are or would be characterized as operating lease obligations in accordance with Agreement Accounting Principles as in effect on December 14, 2018 (whether or not such operating lease obligations were in effect on such date) shall continue to be accounted for as operating lease obligations (and not Capitalized Lease Obligations) for purposes of the Loan Documents regardless of any change in Agreement Accounting Principles following December 14, 2018 (or any change in the implementation in Agreement Accounting Principles for future periods that are contemplated as of December 14, 2018) that would otherwise require such obligations to be recharacterized (on a prospective or retroactive basis or otherwise) as Capitalized Lease Obligations, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance with the foregoing.

10.18 Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(A) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(B) As used in this Section 10.18, the following terms have the following meanings:

(i) “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

(ii) “Covered Entity” means any of the following:

(a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b);

(b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or

(c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

(iii) “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

(iv) “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12. U.S.C 5390(c)(8)(D).

10.19 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(A) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(B) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

10.20 Certain ERISA Matters.

(A) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other member of the Obligor Group, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Term Loan Commitments or this Agreement;

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Term Loan Commitments and this Agreement;

(iii) (a) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (b) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Term Loan Commitments and this Agreement, (c) the entrance into, participation in, administration of and performance of the Loans, the Term Loan Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (d) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Term Loan Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(B) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (A) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (A), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other member of the Obligor Group, that none of the Administrative Agent, any Arranger nor any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Term Loan Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

ARTICLE XI: THE ADMINISTRATIVE AGENT

11.1 Appointment; Nature of Relationship. Wells Fargo is appointed by the Lenders as the Administrative Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article XI. Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement and that the Administrative Agent is merely acting as the representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Administrative Agent (i) does not assume any fiduciary duties to any of the Lenders, (ii) is a “representative” of the Lenders within the meaning of Section 9-102 of the New York Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan

Documents. Each of the Lenders, for itself and on behalf of its affiliates, agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender waives.

11.2 Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties or fiduciary duties to the Lenders, or any obligation to the Lenders to take any action hereunder or under any of the other Loan Documents except any action specifically provided by the Loan Documents required to be taken by the Administrative Agent.

11.3 General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is found in a final judgment by a court of competent jurisdiction to have arisen solely from the gross negligence or willful misconduct of such Person.

11.4 No Responsibility for Loans, Creditworthiness, Recitals, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document; (iii) the satisfaction of any condition specified in Article V, except receipt of items required to be delivered solely to the Administrative Agent; (iv) the existence or possible existence of any Default or (v) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith. The Administrative Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties herein or in any of the other Loan Documents for the execution, effectiveness, genuineness, validity, legality, enforceability, collectibility, or sufficiency of this Agreement or any of the other Loan Documents or the transactions contemplated thereby, or for the financial condition of any guarantor of any or all of the Obligations, the Borrower or any of its Subsidiaries.

11.5 Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders (or all of the Lenders in the event that and to the extent that this Agreement expressly requires such), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all owners of Loans. Upon receipt of any such instructions from the Required Lenders (or all of the Lenders in the event that and to the extent that this Agreement expressly requires such), the Administrative Agent shall be permitted to act on behalf of the full principal amount of the Obligations. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

11.6 Employment of Administrative Agent and Counsel. The Administrative Agent may execute any of its duties as the Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorney-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent’s duties hereunder and under any other Loan Document.

11.7 Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.

11.8 The Administrative Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to its respective Pro Rata Shares (i) for any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent any of the foregoing is paid or reimbursed by the Borrower or found in a final non-appealable judgment by a court of competent jurisdiction to have arisen solely from the gross negligence or willful misconduct of the Administrative Agent.

11.9 Rights as a Lender. With respect to its Term Loan Commitment and Loans made by it, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Company or any of its Subsidiaries in which such Person is not prohibited hereby from engaging with any other Person.

11.10 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any Arranger, either Co-Syndication Agent or any other Lender and based on the financial statements prepared by the Company and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, either

Co-Syndication Agent or any other Lender based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking the action under this Agreement and the other Loan Documents. Except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the Person serving as Administrative Agent for any of its Affiliates in any capacity.

11.11 Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Company. Upon any such resignation, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days after the retiring Administrative Agent’s giving notice of resignation, then the retiring Administrative Agent may appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. Notwithstanding anything herein to the contrary, so long as no Default has occurred and is continuing, each such successor Administrative Agent shall be subject to approval by the Company, which approval shall not be unreasonably withheld. Such successor Administrative Agent shall be a Lender and shall be a commercial bank having capital and retained earnings of at least $500,000,000. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article XI shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents. The Administrative Agent may not be removed without its prior written consent.

11.12 No Duties Imposed Upon Arrangers or Agents. No Person identified on the cover page to this Agreement, the signature pages to this Agreement or otherwise in this Agreement as an “Arranger”, a “Co-Syndication Agent” or a “Co-Documentation Agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than if such Person is a Lender, those applicable to all Lenders as such. Without limiting the foregoing, no Person identified on the cover page to this Agreement, the signature pages to this Agreement or otherwise in this Agreement as an “Arranger”, a “Co-Syndication Agent” or a “Co-Documentation Agent” shall have or be deemed to have any fiduciary duty to or fiduciary relationship with any Lender. In addition to the agreement set forth in Section 11.10, each of the Lenders acknowledges that it has not relied, and will not rely, on any Person so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

11.13 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Administrative Agent has received written notice from a Lender or the Company referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.

11.14 Delegation to Affiliates. The Borrower and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents, and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under terms of this Agreement.

11.15 Intercreditor Agreement and Subsidiary Guaranties. Each Lender authorizes the Administrative Agent to enter into and remain subject to each of the Intercreditor Agreement and the Domestic Subsidiary Guaranty on behalf and for the benefit of such Lender and to take all actions contemplated by such documents, including, without limitation, all enforcement actions. Each Lender agrees to be bound by the terms and conditions of the Intercreditor Agreement.

11.16 Erroneous Payments.

(a) Each Lender and any other party hereto hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or any other Person that has received funds from the Administrative Agent or any of its Affiliates, either for its own account or on behalf of a Lender (each such recipient, a “Payment Recipient”) that the Administrative Agent has determined in its reasonable discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 11.16(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require the Administrative Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(b) Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Administrative Agent in writing of such occurrence.

(c) In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and upon demand from the Administrative Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the Overnight Rate.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the reasonable discretion of the Administrative Agent and upon the Administrative Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Term Loan Commitments) to the Administrative Agent or, at the option of the Administrative Agent, the Administrative Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Term Loan Commitments), the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Administrative Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 13.3 and (3) the Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person.

(e) Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under this Section 11.16 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the Borrower or any other Obligor Group, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Obligor Group for the purpose of making a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the

Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.

(f) Each party’s obligations under this Section 11.16 shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Term Loan Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(g) Nothing in this Section 11.16 will constitute a waiver or release of any claim of the Administrative Agent hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.

ARTICLE XII: SETOFF; RATABLE PAYMENTS

12.1 Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Default occurs and is continuing, any Indebtedness from any Lender to the Borrower (including all account balances, whether provisional or final and whether or not collected or available) may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.

12.2 Ratable Payments; Failure to Fund. (A) If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Sections 2.14(E), 4.1, 4.2, or 4.4) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to the obligations owing to them. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

(B) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.17, 3.6, 3.7 or 11.8, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent, to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

12.3 Application of Payments. If the Borrower, prior to the occurrence of a Default, has remitted a payment to the Administrative Agent or any Lender without indicating the Obligation to be reduced thereby, or at any time after the occurrence of a Default, subject to the provisions of Section 9.2, the Administrative Agent shall, unless otherwise specified at the direction of the

Required Lenders which direction shall be consistent with the last sentence of this Section 12.3, apply all payments and prepayments in respect of any Obligations in the following order:

(A) first, to pay interest on and then principal of any portion of the Loans which the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower;

(B) second, to pay Obligations in respect of any fees, expenses, reimbursements or indemnities then due to the Administrative Agent;

(C) third, to pay Obligations in respect of any fees, expenses, reimbursements or indemnities then due to the Lenders;

(D) fourth, to pay interest due in respect of Loans;

(E) fifth, to the ratable payment or prepayment of principal outstanding on Loans; and

(F) sixth, to the ratable payment of all other Obligations.

Unless otherwise designated (which designation shall only be applicable prior to the occurrence of a Default) by the Borrower, all principal payments in respect of Loans (shall be applied first, to repay outstanding Floating Rate Loans and Daily Simple RFR Loans, and then to repay outstanding Term RFR Loans with those Term RFR Loans which have earlier expiring Interest Periods being repaid prior to those which have later expiring Interest Periods. The order of priority set forth in this Section 12.3 and the related provisions of this Agreement are set forth solely to determine the rights and priorities of the Administrative Agent and the Lenders, as among themselves. Upon written notice to the Borrower, the order of priority set forth in clauses (C) through (I) of this Section 12.3 may at any time and from time to time be changed by the Required Lenders without consent of or approval by the Company, or any other Person. The order of priority set forth in clauses (A) and (B) of this Section 12.3 may be changed only with the prior written consent of the Administrative Agent.

12.4 Relations Among Lenders.

(A) Except with respect to the exercise of set-off rights of any Lender in accordance with Section 12.1, the proceeds of which are applied in accordance with this Agreement, and except as set forth in the following sentence, each Lender agrees that it will not take any action, nor institute any actions or proceedings, against the Company or any other obligor hereunder or with respect to any Loan Document, without the prior written consent of the Required Lenders or, as may be provided in this Agreement or the other Loan Documents, at the direction of the Administrative Agent.

(B) The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

ARTICLE XIII: BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

13.1 Successors and Assigns; Designated Lenders.

(A) Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and the Lenders and their respective successors and assigns permitted hereby, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents without the prior written consent of each Lender, (ii) any assignment by any Lender must be made in compliance with Section 13.3, and (iii) any transfer by Participants must be made in compliance with Section 13.2. Any attempted assignment or transfer by any party not made in compliance with this Section 13.1 or Section 13.3 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with Section 13.2. The parties to this Agreement acknowledge that clause (ii) of this Section 13.1 relates only to absolute assignments and this Section 13.1 does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any promissory note issued hereunder to a Federal Reserve Bank, (y) in the case of a Lender which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any promissory note issued hereunder to its trustee in support of its obligations to its trustee or (z) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any promissory note issued hereunder to direct or indirect contractual counterparties in interest rate swap agreements relating to the Loans, but in all cases excluding credit default swaps; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 13.3. The Administrative Agent may treat the Person which made any Loan or which holds any promissory note issued hereunder as the owner thereof for all purposes hereof unless and until such Person complies with Section 13.3; provided, however, that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any promissory note issued hereunder to direct payments relating to such Loan or promissory note issued hereunder to another Person. Any assignee of the rights to any Loan or any promissory note issued hereunder agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a promissory note has been issued hereunder in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

(B) Designated Lenders.

(i) Subject to the terms and conditions set forth in this Section 13.1(B), any Lender may from time to time elect to designate an Eligible Designee to provide all or any part of the Loans to be made by such Lender pursuant to this Agreement; provided that the designation of an Eligible Designee by any Lender for purposes of this Section 13.1(B) shall be subject to the approval of the Administrative Agent (which consent shall not be unreasonably withheld or delayed). Upon the execution by the parties to each such designation of an agreement in the form of Exhibit L hereto (a “Designation Agreement”) and the acceptance thereof by the Administrative Agent, the Eligible Designee shall become a Designated Lender for purposes of this Agreement. The Designating Lender shall thereafter have the right to permit the Designated Lender to provide all or a portion of the Loans to be made by the Designating Lender pursuant to the terms of this Agreement and the making of the Loans or portion thereof shall satisfy the obligations of the Designating Lender to the same extent, and as if, such Loan was made by the Designating Lender. As to any Loan made by it, each Designated Lender shall have all the rights a Lender making such Loan would have under this Agreement and otherwise; provided, (x) that all voting rights under this Agreement shall be exercised solely by the Designating Lender, (y) each Designating Lender shall remain solely responsible to the other parties hereto for its obligations under this Agreement, including the obligations of a Lender in respect of Loans made by its Designated Lender and (z) no Designated Lender shall be entitled to reimbursement under Article IV hereof for any amount which would exceed the amount that would have been payable by the Borrower to the Lender from which the Designated Lender obtained any interests hereunder. No additional promissory notes shall be required to be issued hereunder with respect to Loans provided by a Designated Lender; provided, however, to the extent any Designated Lender shall advance funds, the Designating Lender shall be deemed to hold the promissory notes issued hereunder in its possession as an administrative agent for such Designated Lender to the extent of the Loan funded by such Designated Lender. Such Designating Lender shall act as an administrative agent for its Designated Lender and give and receive notices and communications hereunder. Any payments for the account of any Designated Lender shall be paid to its Designating Lender as administrative agent for such Designated Lender and neither the Borrower nor the Administrative Agent shall be responsible for any Designating Lender’s application of such payments. In addition, any Designated Lender may (1) with notice to, but without the consent of the Borrower or the Administrative Agent, assign all or portions of its interests in any Loans to its Designating Lender or to any financial institution consented to by the Administrative Agent providing liquidity and/or credit facilities to or for the account of such Designated Lender and (2) subject to advising any such Person that such information is to be treated as confidential in accordance with Section 13.4, disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any guarantee, surety or credit or liquidity enhancement to such Designated Lender.

(ii) Each party to this Agreement hereby agrees that it shall not institute against, or join any other Person in instituting against, any Designated Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceedings under any federal or state bankruptcy or similar law for one year and a day after the payment in full of all outstanding senior indebtedness of any Designated Lender; provided that the Designating Lender for each Designated Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage and expense arising out of its inability to institute any such proceeding against such Designated Lender. This Section 13.1(B) shall survive the termination of this Agreement.

13.2 Participations.

(A) Permitted Participants; Effect. Any Lender may at any time sell to one or more banks or other entities other than Defaulting Lenders (such banks or other entities, “Participants”)

participating interests in any Term Loan Obligations of such Lender, any promissory note issued hereunder held by such Lender, any Term Loan Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Term Loan Obligations and the holder of any promissory note issued to it hereunder in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(B) Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Term Loan Commitment in which such Participant has an interest which would require consent of all of the Lenders pursuant to the terms of Section 9.3.

(C) Benefit of Certain Provisions. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 12.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 12.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 12.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 12.2 as if each Participant were a Lender. The Borrower further agrees that each Participant shall be entitled to the benefits of Article IV and Section 2.14(E) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.3, provided that (i) a Participant shall not be entitled to receive any greater payment under Article IV or Section 2.14(E) than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Borrower, and (ii)

any Participant not incorporated under the laws of the United States of America or any State thereof agrees to comply with the provisions of Article IV and Section 2.14(E) to the same extent as if it were a Lender.

13.3 Assignments.

(A) Permitted Assignments. Any Lender may at any time assign to one or more banks or other entities (but not natural persons, Defaulting Lenders or the Company or any Affiliate of the Company) (“Purchasers”) all or any part of its rights and obligations under the Loan Documents. Such assignment shall be evidenced by an agreement substantially in the form of Exhibit D or in such other form as may be agreed to by the parties thereto (each such agreement, an “Assignment Agreement”). Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate of a Lender or an Approved Fund shall, unless otherwise consented to in writing by the Borrower and the Administrative Agent, either be in an amount equal to the entire applicable Term Loan Obligations of the assigning Lender or (unless each of the Borrower and the Administrative Agent otherwise consents) be in an aggregate amount not less than $5,000,000. The amount of the assignment shall be based on the Term Loan Obligations subject to the assignment, determined as of the date of such assignment or as of the “Trade Date,” if the “Trade Date” is specified in the Assignment Agreement.

(B) Consents. The consent of the Borrower shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund; provided that the consent of the Borrower shall not be required if a Default has occurred and is continuing; provided further, that the Borrower shall be deemed to have consented to any such assignment unless they shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received written notice thereof. The consent of the Administrative Agent shall be required prior to an assignment becoming effective. Any consent required under this Section 13.3(B) shall not be unreasonably withheld, conditioned or delayed.

(C) Effect; Effective Date. Upon (i) delivery to the Administrative Agent of an Assignment Agreement, together with any consents required by Sections 13.3(A) and 13.3(B), and (ii) payment of a $3,500 fee to the Administrative Agent for processing such assignment (unless such fee is waived by the Administrative Agent or unless such assignment is made to such assigning Lender’s Affiliate), such assignment shall become effective on the effective date specified in such assignment. The Assignment Agreement shall contain a representation and warranty by the Purchaser to the effect that none of the funds, money, assets or other consideration used to make the purchase and assumption of the Term Loan Commitment and Term Loan Obligations under the applicable Assignment Agreement constitutes “plan assets” as defined under ERISA and that the rights, benefits and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights, benefits and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Term Loan Obligations assigned to such Purchaser without any further consent or action by the Borrower, the Lenders or the Administrative Agent. In the case of an assignment covering all of the assigning Lender’s rights, benefits and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the Loan Documents. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.2. Upon the consummation of any assignment to a Purchaser pursuant to this Section 13.3(C), the transferor Lender, the Administrative Agent and the Borrower shall, at no additional cost to the Borrower, and, if the transferor Lender or the Purchaser desires that its Loans be evidenced by promissory notes, make appropriate arrangements so that, upon cancellation and surrender to the Borrower of the previously issued promissory notes (if any) held by the transferor Lender, new promissory notes issued hereunder or, as appropriate, replacement promissory notes are issued to such transferor Lender, if applicable, and new promissory notes or, as appropriate, replacement promissory notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Term Loan Obligations, as adjusted pursuant to such assignment.

(D) The Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and the Borrower hereby designates the Administrative Agent to act in such capacity), shall maintain at one of its offices a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders, and the Term Loan Commitments of, and principal amounts of and interest on the Loans owing to, each Lender pursuant to the terms hereof from time to time and whether such Lender is an original Lender or assignee of another Lender pursuant to an assignment under this Section 13.3. The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

13.4 Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries; provided, that each Transferee and prospective Transferee agrees to be bound by Section 10.9 of this Agreement.

13.5 Tax Certifications. If any interest in any Loan Document is transferred to any Transferee which is not incorporated under the laws of the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 2.14(E).

ARTICLE XIV: NOTICES

14.1 Giving Notice. Except as otherwise permitted by Section 2.13 with respect to Borrowing/Election Notices, all notices and other communications provided to any party hereto under this Agreement or any other Loan Documents shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i) if to the Borrower or any Subsidiary Guarantor, at the Company’s address or telecopier number set forth below:

Woodward, Inc.

1081 Woodward Way,

Fort Collins, CO 80524

Attention: Treasury

Telephone: 970-492-0797

Emal: treasury@woodward.com

With copies to (which shall not constitute notice):

Woodward, Inc.

1081 Woodward Way,

Fort Collins, CO 80524

Attention: Robert McRae

Telephone: 970-492-0797

Emal: robert.mcrae@woodward.com

Paul Hastings, LLP

101 California Street

48th Floor
San Francisco, CA 94111

Attention: Lindsay R. Sparks

Telephone: +1 415 856 7093

Email: lindsaysparks@paulhastings.com

(ii) if to the Administrative Agent, at its address or telecopier number set forth on the signature page hereof, provided, however, that all notices relating to Loans shall also be delivered to:

Wells Fargo Bank, N.A.
1525 West W.T. Harris Blvd
Charlotte, NC 28262
Attn: Agency Services
Agencyservices.requests@wellsfargo.com

(iii) if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 14.3 below, shall be effective as provided in said Section 14.3.

14.2 Change of Address. Each of the Company and the Administrative Agent may change the address for service of notice upon it by a notice in writing to the other parties hereto, including, without limitation, each Lender. Each Lender may change the address for service of notice upon it by a notice in writing to the Company and the Administrative Agent.

14.3 Electronic Communication. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or other communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

ARTICLE XV: COUNTERPARTS; ELECTRONIC EXECUTION

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Administrative Agent and the Lenders and each party has notified the Administrative Agent by telephone, that it has taken such action. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

The words “execute,” “execution,” “signed,” “signature,” “delivery” and words of like import in or related to this Agreement, any other Loan Document or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, or authorization to be signed or delivered in connection with this Agreement or any other Loan Document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Administrative Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into PDF format), or an electronically signed paper converted into another format, for transmission, delivery and/or retention. Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided that without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept such Electronic Signature from any party hereto, the Administrative Agent and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof. Without limiting the generality of the foregoing, each party hereto hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and any of the Credit Parties, electronic images of this Agreement or any other Loan Document (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (B) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.

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